BURCON NUTRASCIENCE CORPORATION

Notice of Annual General and Special Meeting of Shareholders

to be held on September 18, 2024

Management Proxy Circular

BURCON NUTRASCIENCE CORPORATION
Suite 490 - 999 West Broadway
Vancouver, British Columbia V5Z 1K5
Telephone:  (604) 733-0896

LETTER TO SHAREHOLDERS

August 1, 2024

Dear Fellow Shareholders,

Fiscal 2024 was a transformative year for Burcon.  We are pleased to have made significant strides along each of our three strategic imperatives: to identify alternative revenue sources; to get closer to customers; and to have significant influence over the manufacturing process of Burcon's proteins.  Through the evaluation of market data and internal estimates, we validated the opportunity to capture a meaningful share of the billions of dollars in potential sales to be generated in the global ingredient market for high purity proteins.  We remain convinced that Burcon's proteins taste and perform better than anything else on the market today.  Speed to market and agility are now critical to our overall success.

Over the past year, we achieved many critical milestones, including,

  a route to market by establishing a capital-light production supply-chain, established our own direct to customer pipeline,
  multiple commercial scale production runs validating commercial scale capability, our first direct commercial sales of hemp protein,
  launch of our canola protein, a product addressing specific customer requirements, and raising the funds to execute our business plan.

These achievements enable us to confidently pursue our next phase of growth - to produce and sell.  Generating revenue will be our top priority in the coming year. We will leverage what we have built to ramp up the production of hemp and canola proteins to meet the strong market demand for Burcon's proteins.  We expect to expand the customer funnel for both our hemp and canola proteins, while simultaneously commercializing Burcon's portfolio of other protein technologies.

During the 2024 fiscal year, we were successful in raising funds through a blend of equity financings, debt and non-dilutive government funding.  We value the trust that shareholders and new investors have placed in us and are dedicated to growing Burcon into the company it has always aspired to be.  Our achievements to-date would not have been possible without your support.

2

Lorne Tyrrell, one of Burcon's longest serving directors will not be standing to return at this year's AGM.  Lorne witnessed significant changes at Burcon over the years, making considerable contributions along the way.  We are grateful for his counsel throughout his years of service and will miss it going forward.

On behalf of the Board of Directors, I would like to express our sincere gratitude to Jade Cheng, our former Chief Financial Officer, for her considerable contributions to Burcon.  Having been with Burcon since its inception, Jade helped navigate through many years of financial and corporate management.  We can't thank her enough and wish her all the best.

In closing, I would like to sincerely thank my fellow shareholders for their continued support, trust, and belief in our company.  I would also like to thank the Burcon team for their unwavering dedication and commitment to our vision.  We look forward to announcing additional achievements over the coming year.

Yours truly,

"Peter H. Kappel"

Peter H. Kappel

Chair of the Board of Directors

BURCON NUTRASCIENCE CORPORATION
Suite 490 - 999 West Broadway
Vancouver, British Columbia V5Z 1K5
Telephone:  (604) 733-0896

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

 Burcon NutraScience Corporation (the "Corporation" or "Burcon") is conducting a virtual only Annual General and Special Meeting (the "Meeting") on September 18, 2024, at 10:00 a.m. (Vancouver time).  Registered Shareholders and duly appointed proxyholders (as defined in this Management Proxy Circular) can attend the Meeting online at https://meetnow.global/MFNPD5P to participate, vote, or submit questions during the Meeting's live webcast.  The Meeting will be conducted for the following purposes:

a) to receive the report of the directors;

b) to receive the audited consolidated financial statements of the Corporation for the fiscal year ended March 31, 2024, together with the report of the auditors thereon;

c) to elect directors for the ensuing year;

d) to appoint auditors and to authorize the directors to fix their remuneration;

e) to consider, and, if thought advisable, to pass an ordinary resolution to approve the issuance of certain compensation warrants to John A. Vassallo as more particularly set out on page 14 of the attached management proxy circular (the "Management Proxy Circular");

f) to consider, and, if thought advisable, to pass an ordinary resolution to approve the consolidation of all of the issued and outstanding common shares of the Corporation on the basis of a consolidation ratio to be selected by the directors of the Corporation of up to twenty (20) pre- consolidation common shares for one (1) post-consolidation common share, as more particularly set out on page 16 of the Management Proxy Circular;

g) to transact such other business as may properly come before the Meeting or any adjournment of the Meeting; and

h) to consider any amendment to or variation of any matter identified in this Notice.

2

 Our Management Proxy Circular and form of proxy accompany this Notice.  The Management Proxy Circular contains details of matters to be considered at the Meeting.

 If you are unable to attend the Meeting and wish to ensure that your shares will be voted at the Meeting, you must complete, date, execute and deliver the accompanying form of proxy by fax at 1-866-249-7775 (within North America) or (416) 263-9524 (outside North America), by hand or by mail to Computershare Investor Services Inc. at Proxy Dept., 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, in accordance with the instructions set out in the form of proxy and in the Management Proxy Circular.

 If you plan to attend the Meeting online you must follow the instructions set out in the form of proxy and in the Management Proxy Circular to ensure that your shares will be voted at the Meeting.

 DATED at Vancouver, British Columbia on August 1, 2024.

BY ORDER OF THE BOARD OF DIRECTORS

"Kip Underwood"

Kip Underwood

Chief Executive Officer

BURCON NUTRASCIENCE CORPORATION

Suite 490 - 999 West Broadway
Vancouver, British Columbia V5Z 1K5
Telephone:  (604) 733-0896

MANAGEMENT PROXY CIRCULAR

as at August 1, 2024

 The board of directors (the "Board") of Burcon NutraScience Corporation (the "Corporation") is delivering this management proxy circular (the "Management Proxy Circular") to you in connection with the solicitation of proxies for use at the annual general and special meeting of its shareholders (the "Meeting") to be held on September 18, 2024 at the time and place and for the purposes set forth in the accompanying Notice of Meeting.  In this Management Proxy Circular, unless the context otherwise requires, all references to "Burcon NutraScience Corporation", "Burcon", "we", "us" and "our" refer to Burcon NutraScience Corporation.

GENERAL PROXY INFORMATION

Who Can Vote

 Burcon is authorized to issue an unlimited number of common shares ("Common Shares") without nominal or par value.  As of August 1, 2024, we had outstanding 142,098,096 Common Shares.  Persons who on August 1, 2024 are recorded on our share register as holders of our Common Shares can vote at the Meeting.  Each Common Share has the right to one vote.

 To the knowledge of our directors and officers, as of August 1, 2024, the only person or corporation who beneficially owns, directly or indirectly, or exercises control or direction over, Common Shares carrying 10% or more of the voting rights attached to all outstanding Common Shares of Burcon is:

	Number of Shares Held	Percentage of Voting Shares
Firewood Elite Limited ("Firewood") (a British Virgin Islands Company)	25,643,932*	18.05%

Note:

*  17,584,458 of these shares are held by Large Scale Investments Limited and 8,059,474 of these shares are held by Great Intelligence Limited, both of which are British Virgin Islands companies and direct wholly-owned subsidiaries of Firewood.  Firewood is wholly-owned by Mr. Alan Chan, a director of the Corporation.

Obtaining a Paper Copy of Management Proxy Circular and Financial Statements

In lieu of mailing the Notice of Meeting, Management Proxy Circular and our audited financial statements and management's discussion and analysis for the year ended March 31, 2024, the Corporation is using notice-and-access to provide an electronic copy of these documents to registered shareholders and beneficial shareholders of the Corporation's Common Shares by posting them on www.burcon.ca and on the Corporation's profile on www.SEDAR.com.

If you wish to obtain a paper copy of these documents or for more information regarding notice-and-access, you may call us toll free at 1-888-408-7960 from Canada or the United States, or 604-733-0896 (press 2) if you are calling from another country.  You must call to request a paper copy by August 28, 2024 in order to receive a paper copy prior to the deadline for submission of your voting instructions or form of proxy.  If your request is received on or after the date of the Meeting, then the documents will be sent to you within ten calendar days of your request.  Burcon will provide a paper copy of the documents to any registered or beneficial shareholder upon request for a period of one year following the date of the filing of this Management Proxy Circular on www.SEDAR.com.

If you are a registered shareholder and have standing instructions to receive paper copies of these documents and would like to revoke them, you may call us toll free at 1-888-408-7960 from Canada or the United States, or 604-733-0896 (press 2) if you are calling from another country.

Registered & Non-Registered Shareholders

Registered Shareholder: You are a Registered Shareholder if your name appears on a share certificate or a Direct Registration System statement confirming your holdings. If you are a Registered Shareholder, you have received a "Form of Proxy" for this Meeting.

Non-Registered Shareholder: You are a Non-Registered Shareholder if your shares are held through an intermediary (broker, trustee or other financial institution). If you are a Non-Registered Shareholder, you have received a "Voting Instruction Form" for this Meeting. Please make sure to follow instructions on your Voting Instruction Form to be able to attend and vote at this Meeting.

Attending the Virtual Only Meeting

Shareholders and duly appointed proxyholders can attend the Meeting online by going to https://meetnow.global/MFNPD5P .

  Registered Shareholders and duly appointed proxyholders can participate in the Meeting by clicking "Shareholder" and entering a Control Number or an Invite Code before the start of the Meeting.
    Registered Shareholders: the 15-digit control number is located on the Form of Proxy or in the email notification you received.

  Duly appointed proxyholders: Computershare Investor Services Inc. ("Computershare") will provide the proxyholder with an Invite Code by email after the voting deadline has passed.
  Attending and voting at the Meeting will only be available for Registered Shareholders and duly appointed proxyholders.
  Non-Registered Shareholders who have not appointed themselves as proxyholders to participate and vote at the Meeting may login as a guest, by clicking on "Guest" and complete the online form; however, they will not be able to vote or submit questions.

Shareholders who wish to appoint a third-party proxyholder to represent them at the virtual meeting must submit their Form of Proxy or Voting Instruction Form (as applicable) prior to registering their proxyholder. Registering the proxyholder is an additional step once a Shareholder has submitted their Form of Proxy or Voting Instruction Form. Failure to register a duly appointed proxyholder will result in the proxyholder not receiving an Invite Code to participate in the meeting.

To register a proxyholder, Shareholders MUST visit https://www.computershare.com/burcon by September 16, 2024, 10 a.m. (Vancouver Time) and provide Computershare with their proxyholder's contact information, so that Computershare may provide the proxyholder with an Invite Code by email.

In order to participate online, Shareholders must have a valid 15-digit control number and proxyholders must have received an email from Computershare containing an Invite Code.

The virtual meeting platform is fully supported across most commonly used web browsers (note: Internet Explorer is not a supported browser).  We encourage you to access the Meeting prior to the start time.  It is important that you are connected to the internet at all times during the Meeting in order to vote when balloting commences.

Participating in the Meeting

The Meeting will only be hosted online by way of a live webcast. Shareholders will not be able to attend the Meeting in person.  A summary of the information Shareholders will need to attend the virtual meeting is provided below.

  Registered Shareholders and appointed proxyholders: Only those who have a 15-digit control number, along with duly appointed proxyholders who were assigned an Invite Code by Computershare (see details under the heading "Appointment of Proxies"), will be able to vote and submit questions during the meeting.  To do so, please go to https://meetnow.global/MFNPD5P  prior to the start of the Meeting to login.  Click on "Shareholder" and enter your 15-digit control number or click on "Invitation" and enter your Invite Code.

  United States Beneficial Shareholders: To attend and vote at the virtual meeting, you must first obtain a valid Legal Proxy from your broker, bank or other agent and then register in advance to attend the Meeting.  Follow the instructions from your broker or bank included with the Proxy materials or contact your broker or bank to request a Legal Form of Proxy. After first obtaining a valid Legal Proxy from your broker, bank or other agent, you must submit a copy of your Legal Proxy to Computershare in order to register to attend the meeting. Requests for registration should be sent:

By mail to: COMPUTERSHARE
100 UNIVERSITY AVENUE 8TH FLOOR

TORONTO, ON  M5J 2Y1

By email at: USLegalProxy@computershare.com

Requests for registration must be labeled as "Legal Proxy" and be received no later than September 16, 2024, 10 a.m. (Vancouver Time). You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the Meeting and vote your shares at  https://meetnow.global/MFNPD5P  during the Meeting. Please note that you are required to register your appointment at https://www.computershare.com/burcon.

How You Can Vote

If you are a Registered Shareholder you may vote your Common Shares either by attending the online Meeting or, if you do not plan to attend the Meeting, by completing the accompanying Form of Proxy and following the delivery instructions contained in it and this Management Proxy Circular.

If you are a Non-registered shareholder, you must follow the instructions on the Voting Instruction Form, which is similar to a form of proxy, but is provided to you by your stock broker or financial intermediary.  If you do not follow the special procedures described by your broker or financial intermediary, you will not be entitled to vote.  If you are unsure as to how to follow these procedures, please contact your stockbroker.

A Registered Shareholder (or a Non-Registered Shareholder) who has appointed themselves or appointed a third-party proxyholder to represent them at the Meeting, will appear on a list of proxyholders prepared by Computershare, who is appointed to review and tabulate proxies for this meeting. To be able to vote their shares at the Meeting, each Registered Shareholder or proxyholder will be required to enter their control number or Invite Code provided by Computershare at https://meetnow.global/MFNPD5P  prior to the start of the Meeting.

In order to vote, Non-Registered Shareholders who appoint themselves as a proxyholder MUST register with Computershare at https://www.computershare.com/burcon AFTER submitting their Voting Instruction Form in order to receive an Invite Code (see details under the heading "Appointment of Proxies" for details).

Distribution of Meeting Materials to Beneficial Shareholders

The Corporation has distributed copies of the notice-and-access notice and Voting Instruction Form to the depositories and intermediaries for onward distribution to beneficial shareholders. In addition, the notice-and-access notice and Voting Instruction Form may have been sent directly by the Corporation or its agent, rather than through an intermediary, to non-objecting beneficial owners under National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer ("NI 54-101"). Beneficial shareholders who have previously provided standing instructions will receive a paper copy of the Notice of Meeting, Management Proxy Circular, financial statements and related management discussion and analysis. If you are a non-objecting beneficial shareholder and the Corporation or its agent has sent these materials directly to you, your name and address and information about your holdings and securities have been obtained in accordance with the requirements of NI 54-101 from the intermediary holding on your behalf.  All costs of deliveries to beneficial shareholders will be borne by Burcon.

Solicitation of Proxies

The solicitation of proxies will be primarily by mail, but proxies may be solicited personally or by telephone by directors, officers and regular employees of Burcon.  All costs of this solicitation will be borne by Burcon.

Appointment of Proxies

The individuals named in the accompanying Form of Proxy and Voting Instruction Form are the Chief Executive Officer of Burcon and the Senior Vice President, Legal and Corporate Secretary of Burcon.  Shareholders who wish to appoint a third-party proxyholder to represent them at the Meeting must submit their Form of Proxy or Voting Instruction Form (as applicable) prior to registering their proxyholder. Registering the proxyholder is an additional step once a Shareholder has submitted their Form of Proxy/Voting Instruction Form. Failure to register a duly appointed proxyholder will result in the proxyholder not receiving an Invite Code to participate in the Meeting.

To register a proxyholder, Shareholders MUST visit https://www.computershare.com/burcon  by September 16, 2024, 10:00 a.m. (Vancouver Time) and provide Computershare with their proxyholder's contact information, so that Computershare may provide the proxyholder with an Invite Code via email.

Without an Invite Code, proxyholders will not be able to attend and vote at the Meeting.

Revocation of Proxies

Registered Shareholders

A proxy will not be valid unless the completed, signed and dated Form of Proxy is delivered to Computershare Investor Services Inc.  by fax at 1-866-249-7775 (within North America) or (416) 263-9524 (outside North America), by mail or by hand at its office at Proxy Dept., 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, or via the internet at www.investorvote.com not less than 48 hours (exclusive of non-business days) before the Meeting or any adjournment thereof at which the proxy is to be used.

A Registered Shareholder may revoke a proxy by

(a) providing a written notice of revocation to Computershare Investor Services Inc. by fax at 1-866-249-7775 (within North America) or (416) 263-9524 (outside North America), by mail or by hand at its office at Proxy Dept., 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, that precedes the reconvening thereof,

(b) providing a written notice of revocation to Burcon at its head office which is located at Suite 490 - 999 West Broadway, Vancouver, British Columbia, V5Z 1K5 at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, that precedes the reconvening thereof,

(c) providing a written notice of revocation to the Chairman of the Meeting on the day of the Meeting and before any vote in respect of which the proxy to be used is taken that you are revoking your proxy and voting online at the Meeting, or

(d) any other manner provided by law.

Your revocation of a proxy will not affect a matter on which any vote has already been taken.  If a Registered Shareholder who has submitted a Form of Proxy attends the Meeting via webcast and has accepted the terms and conditions when entering the Meeting online, any votes cast online by such shareholder on a ballot will be counted and the votes previously submitted will be disregarded.

Non-registered Shareholders

If you are a Non-registered Shareholder and wish to revoke your Voting Instruction Form, you should contact your stock broker or financial intermediary directly.

Exercise of Discretion

The nominees named in the accompanying Form of Proxy/Voting Instruction Form will vote or withhold from voting the Common Shares represented by the proxy in accordance with your instructions on any ballot that may be called for and if you specify a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly.  The proxy grants the nominees the discretion to vote on

(a) each matter or group of matters identified in the proxy where you do not specify how you want to vote, except for the election of directors and the appointment of auditors,

(b) any amendment to or variation of any matter identified in the proxy, and

(c) any other matter that properly comes before the Meeting.

If on a particular matter to be voted on, you do not specify in your proxy the manner in which you want to vote, your Common Shares will be voted as recommended by management.

As of the date of this Management Proxy Circular, we know of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the Meeting each proxyholder named in the proxy can vote in accordance with their discretion.

Votes Necessary to Pass Resolutions

Burcon's articles provide that a quorum for the transaction of business at any shareholders' meeting is shareholders present in person or by proxy representing in the aggregate, at least 5% of the outstanding Common Shares entitled to vote at the Meeting, irrespective of the number of persons actually present at the Meeting.  A simple majority of affirmative votes cast at the Meeting is required to pass the resolutions other than the election of directors and appointment of auditor.  If there are more nominees for election as directors or appointment as Burcon's auditor than there are vacancies to fill, those nominees receiving the greatest number of votes will be elected or appointed, as the case may be, until all such vacancies have been filled.  If the number of nominees for election or appointment is equal to the number of vacancies to be filled all such nominees will be declared elected or appointed by acclamation.

Majority Voting for Directors

The Board has adopted a majority voting policy for the election of directors.  Pursuant to this policy, any nominee proposed for election as a director in an uncontested election who receives, from the shares voted at the meeting in person or by proxy, a greater number of shares withheld than shares voted in favour of his or her election, must promptly tender his or her resignation to the board of directors of the Corporation. The Board will promptly accept the resignation unless it is determined that there are extraordinary circumstances relating to the composition of the board or the voting results that should delay the acceptance of the resignation or justify rejecting it.  The Board will make its decision and reasons available to the public within 90 days of the annual meeting.

MATTERS TO BE ACTED UPON AT THE MEETING

Election of Directors

Burcon's articles provide that the Board is to be comprised of a minimum of three directors.  The number of directors is fixed by the Board, and has been fixed at eight for the ensuing year.  The term of office of each of the present directors expires at the conclusion of the Meeting.  The persons named below will be presented for election at the Meeting as management's nominees and the persons named in the accompanying form of proxy intend to vote for the election of these nominees.  Management does not contemplate that any of these nominees will be unable to serve as a director; however, if for any reason any proposed nominee does not stand for election or is unable to serve as such, proxies in favour of management's designees will be voted for another nominee in its discretion unless the shareholder has specified in his proxy that his or her Common Shares are to be withheld from voting on the election of directors.  Each director elected will hold office until the conclusion of the next annual general meeting of shareholders of Burcon or until his or her successor is elected or appointed, unless his or her office is earlier vacated in accordance with our articles or with the provisions of the Business Corporations Act (British Columbia).

The following table sets out the names of the nominees for election as directors, the province/state and/or country in which each is ordinarily resident, all offices of Burcon now held by each of them, their principal occupations, the period of time for which each has been a director of Burcon, and the number of Common Shares of Burcon beneficially owned by each, directly or indirectly, or over which control or direction is exercised, as at August 1, 2024. A biography of each director, which includes a five year history of employment, follows under "Biographies of Directors".

Name, Position and Country of Residence(1)	Principal Occupation During the Previous Five Years(1)	Period as a Director of the Corporation	Common Shares Held(1)
Alan Chan, Director, Hong Kong, China	Executive Director of ITC Properties Group Ltd. (property development and investment) since March 2010; Founder and Managing Partner or Vectr Ventures (Global VC Firm) since 2013	Since April 20, 2010	25,643,932(2)
Peter H. Kappel Chairman of the Board and Director, British Columbia, Canada	Corporate Director; Interim Chief Executive Officer of Burcon from March 1, 2022 to November 7, 2022	Since January 28, 2016	1,452,206(3)
Debora S. Fang Director, London, United Kingdom	Independent advisor, F&F Advisory from 2018 to present; VP, M&A, Unilever from 2013 to 2018	Since July 6, 2020	162,795(4)
Jeanne McCaherty Director, Minnesota, United States of America	Chief Executive Officer, Guardian Energy Management from 2016 to present; President, Kae Partners, LLC (2015 to present); Executive in Residence, Agspring -Leaworth, KS Private Equity Firm (2015 to 2016); Vice President, Regional Director of Texturizing Business Unit, Cargill, Inc. (2008 to 2015); prior thereto held various other executive management positions at Cargill Inc.	Since July 8, 2021	157,940

Name, Position and Country of Residence(1)	Principal Occupation During the Previous Five Years(1)	Period as a Director of the Corporation	Common Shares Held(1)
Alfred T. L. Lau, Director, British Columbia, Canada	Director, Chair and Member of Board Committees, WealthOne Bank of Canada ("WOBC") (2018 to present); Retired Partner, KPMG (1980 to 2017)	Since September 15, 2021	100,000(5)
Aaron T. Ratner Director, Pennsylvania, United States of America	Executive Director, Alternus Clean Energy (2024-Present), CEO, Clean Earth Acquisitions Corp (2021-2023), Co-Founder CC Risk Solutions (2022-Present), Co-Founder & Managing Partner, Vectr Carbon Partners (2022-Present), Operating Partner, Nexus PMG (2020-2022), President, Cross River Infrastructure Partners (2020-2021), Managing Director, Ultra Capital (2016-2020), Developer in Residence, Generate Capital (2014-2016), President, i2 Capital (2012-2014)
		Since November 23, 2022	NIL
John A. Vassallo Director Texas, United States of America	Founder and CEO of Mos RE,
LLC (property acquisition &
development) Founder and CEO
of Global Restaurant Systems,
LLC (restaurant acquisitions,
development & management).
Controlling Interest in
GuestBridge Inc (sold to
OpenTable); CEO and Director of
Bluer Duck, LLC (electric
scooters).
		Since September 20, 2023	8,270,056(6)
James Peter Pekar Nominee Wisconsin, United States of America	Retired businessman, prior thereto, President, from 1994 to 2021, of First Choice Ingredients, a dairy based enzyme-modified reaction company.	N/A	3,129,767(7)

(1) The information as to province or state, country of residence, principal occupation, and Common Shares beneficially owned has been furnished by the respective nominees.

(2) Alan Chan's wholly-owned company, Firewood Elite Limited, holds through its wholly-owned subsidiaries Large Scale Investments Limited and Great Intelligence Limited, 25,643,932 Common Shares, representing 18.05% of the outstanding Common Shares.  Great Intelligence also holds warrants to purchase 2,777,358 Common Shares at $0.35 per share.

(3) 84 of these Common Shares are held by Philip Kappel (son) and 446,495 of these Common Shares are held by Stefanie Kappel (spouse).  Mr. Kappel and Stefanie Kappel also hold warrants to purchase 125,000 and 75,000 Common Shares, respectively, at $0.27 per share.

(4) Ms. Fang also hold warrants to purchase 81,397 Common Shares at $0.27 per share.

(5) Mr. Lau also hold warrants to purchase 50,000 Common Shares at $0.27 per share.

(6) 3,129,767 of these Common Shares are held by Nocrub, LLC, a company wholly-owned by Mr. Vassallo.  Mr. Vassallo also holds warrants to purchase 2,568,302 Common Shares at $0.35 per share and 5,216,061 Common Shares at $0.27 per share, while Nocrub, LLC holds warrants to purchase 1,564,883 Common Shares at $0.27 per share.

(7) The Common Shares are held by the James P. Pekar Family Endowment Trust, which also holds warrants to purchase 1,564,884 Common Shares at $0.27 per share.

Biographies of Directors

Alan Chan - Director

Mr. Chan is an executive director of ITC Properties Group Limited ("ITC Properties"). At ITC Properties, Mr. Chan is involved with the investment and development of commercial, hospitality and residential projects. In addition, he is the lead in developing new policies for green and sustainable practices throughout the group. Mr. Chan is the founder and managing partner of Vectr Ventures, a global VC firm with investments in early to growth stage companies across Climate, Fintech, Biotech, SaaS, Media, and Proptech. Prior to joining ITC Properties, Mr. Chan worked in the Investment Banking Division of Goldman Sachs Group focused on financial institutions in APAC. Mr. Chan is a graduate of Duke University majoring in Political Science - International Relations and minoring in Philosophy and Economics.

Peter H. Kappel - Chairman of the Board and Director

Mr. Kappel is a former investment banker who now manages a private investment portfolio. A former chartered accountant with KPMG in Vancouver and Frankfurt, he made the transition to investment banking with JP Morgan (New York/Frankfurt) after business school. He also served in senior roles at Nomura, Dresdner Kleinwort Wasserstein, Calyon and DVB Bank in London. In the latter three, he was the Managing Director in charge of their respective European Securitisation businesses. He holds an MBA from the Institut Européen d'Administration des Affaires ("INSEAD"), a Bachelor of Arts (Honours) degree in Economics from the University of Victoria and received his Chartered Accountant designation through the Institute of Chartered Accountants of British Columbia.

Debora S. Fang - Director

Ms. Debora Fang has over 20 years' experience in the Fast Moving Consumer Goods industry, across mergers and acquisitions, strategy, finance and marketing roles in Unilever (London, UK), Danone (Paris, France and Amsterdam, Netherlands), Kraft Foods (Sao Paulo, Brazil) and as a consultant for Bain & Company (Los Angeles, USA). While at Unilever as VP Mergers & Acquisitions, Ms. Fang was responsible for a range of acquisitions and disposals in the Foods, Ice cream and Tea categories, leading multidisciplinary teams and covering a global scope. She is now an independent advisor for Private Equity and strategic clients in the Foods and Beverage space as well as a private investor. Ms. Fang holds an MBA from the Kellogg Graduate School of Management at Northwestern University in Chicago, USA and a Bachelor of Arts in Business from the University of Sao Paulo, Brazil.

Jeanne McCaherty - Director

Ms. McCaherty is the Chief Executive Officer of Guardian Energy Management, an ethanol manufacturing company with production sites in Ohio, Minnesota, and North Dakota. These corn dry milling sites produce ethanol, DDGS (distiller's dried grains with solubles), and corn oil. Prior to joining Guardian in 2016, Ms. McCaherty spent a year consulting in Private Equity in the areas of specialty grains and value-added ingredients. The majority of Ms. McCaherty's career was in various global management roles in Cargill, Inc. The most recent Cargill role was as the Regional Director of the Global Texturizing Business Unit. This business sourced raw materials, manufactured, and sold specialty food ingredients to Food companies around the world. Ms. McCaherty's R&D career culminated in the position of VP/Global Director of Food R&D. This role included functional leadership for the Basic and Applied R&D, Applications and Sensory groups for Cargill's Global Food Ingredients businesses. Ms. McCaherty currently serves on the board of directors for the RFA (Renewable Fuels Association) and the RPMG (Renewable Products Marketing Group).

Alfred T. L. Lau - Director

Mr. Lau is a Director of WealthOne Bank of Canada ("WOBC"), a Canadian Schedule I Bank. Prior to his current role, Mr. Lau was a partner of KPMG with over 35 years of experience at key locations around the world, including Beijing, Vancouver and London. He has held senior positions within KPMG including co-leader of the audit practice in Beijing and co-leader of the China Practice in Canada. He was the Audit Engagement Partner for a number of multi-national Fortune 500 companies and listed companies on the TSX. Mr. Lau has been an independent member of the WOBC Board of Directors since 2018 and is currently Chairman of the Audit Committee and a member of the Risk  Committee. Moreover, Mr. Lau is a former director and Chairman of the Audit Committee of SUCCESS, one of the largest nonprofit organizations in Canada. He graduated from the University of British Columbia with a Bachelor of Commerce degree in 1980 and received his Chartered Accountant designation in 1982.

Aaron T. Ratner - Director

Mr. Ratner is an Executive Director with Alternus Clean Energy (Nasdaq: ALCE), as well as Co-Founder of CC Risk Solutions, a climate insurance platform. He is also a Co-Founder and Managing Partner with Vectr Carbon Partners in Hong Kong, was an Operating Partner with Nexus PMG, a leading infrastructure advisory and project development company, from 2020-2022. He has over 20 years of domestic and international investment and advisory experience, including 8 years in Asia, focusing on project finance, venture capital, climate technology, energy, and agriculture. Mr. Ratner began his career as a foreign market entry strategist at WKI, a global strategic consulting firm based in Virginia, and then as an Analyst in the Internet Investment Banking Group at Merrill Lynch in Palo Alto, CA. In 2000, he moved to Hong Kong to work for Simon Murray & Company, a Pan-Asian multi-strategy investment and advisory firm. Thereafter, he held senior positions in various merchant banks and investment firms. Mr. Ratner attended the Stanford University Graduate School of Business and completed his undergraduate education at the University of Pennsylvania (Economics, Honors) and Jochi University, Tokyo.

John A. Vassallo - Director

Mr. Vassallo has over 30 years' experience in asset acquisition, development and management across several industries in multiple states. As Founder and CEO of Mos RE, LLC, Mr. Vassallo focuses on real estate development, land entitlements, redevelopment and strategic reuse of underutilized buildings by utilizing multi-source financing packages, including historic tax credits, tax incremental financing and state development programs. Mr. Vassallo headed multiple capital raises for a variety of developments and acquisitions. Mr. Vassallo also has experience in purchasing distressed debt for profitable returns. As Founder and CEO of Global Restaurant Systems, LLC, Mr. Vassallo established a multi-faceted management and consulting company providing inclusive restaurant development and operating services including accounting, human resources, real estate analysis and acquisition, legal, marketing, IT and administrative support to its clients.

James Peter Pekar - Nominee

Mr. Pekar has over 30 years' of experience in the dairy and food industry.  Born and raised in Wisconsin, United States, Mr. Pekar received a full athletic scholarship to attend the University of Iowa to play football.  His football career spanned from 1978 to 1987, from playing with the Iowa Hawkeyes to the LA Express and San Antonio Gunslingers, two USFL football teams. In 1994, Mr. Pekar started a dairy based enzyme-modified reaction company, named First Choice Ingredients, which specialized in reaction, fermentation and distillation technologies. First Choice became world renowned for developing dairy based flavor systems and dairy notes using cultures and enzymes in the fermentation process.  Started in the basement of his first home, Mr. Pekar grew First Choice from one employee to over 150 employees and three plants (which included 150,000+ square feet of office and manufacturing space) and operated the business successfully for 27 years.  In 2021, Mr. Pekar sold First Choice to international powerhouse DSM for US$460 million.

Board Committees

Burcon does not have an executive committee of its directors.  Burcon has an audit committee, a corporate governance and nominating committee and a compensation committee. Membership on the committees is set out in the following table.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Debora S. Fang	√	√
Peter H. Kappel	√	√	√
Alfred T. L. Lau	√		√
Jeanne McCaherty		√	√
Aaron T. Ratner	√	√
D. Lorne Tyrrell	√		√
John A. Vassallo		√	√

Mr. Alan Chan is not a member of any committees of the board of directors.  Mr. Peter Kappel is member of the audit committee and an ex-officio member of the compensation committee and corporate governance and nominating committee.  Mr. J. Douglas Gilpin was a member of the audit committee and the compensation committee until September 20, 2023, when he retired from Burcon's board of directors.  Mr. Aaron Ratner was a member of the audit committee  from September 30, 2023 to February 1, 2024.

During fiscal year 2024, an ad hoc Merit special committee was formed to consider issues relating to Merit Functional Foods Corporation.  The members of this committee were Alan Chan, Jeanne McCaherty, Peter Kappel and John Vassallo.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Other than as set out below, none of the persons nominated for election as a director:

(a) is, as at the date of this Management Proxy Circular, or has been within 10 years before the date of this Management Proxy Circular, a director or chief executive officer or chief financial officer of any company (including Burcon) that:

(a) was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b) was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer, or chief financial officer, and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer, or chief financial officer;

(b) is at the date hereof, or has been within 10 years before the date of this Management Proxy Circular, a director or executive officer of any company (including Burcon) that while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(c) has, within the 10 years before this Management Proxy Circular become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director;

(d) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(e) has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Ms. Jeanne McCaherty and Mr. Peter Kappel acted as directors of Merit Functional Foods Corporation ("Merit") from October 1, 2021 and February 2022, respectively and resigned on March 1, 2023.  Through its subsidiary, Burcon NutraScience Holdings Corp., Burcon holds a 31.6% interest in Merit.  On March 1, 2023, PricewaterhouseCoopers Inc. was appointed by order by The Court of King's Bench (Manitoba) to be Receiver of all the assets, properties and undertakings of Merit and Merit's wholly-owned subsidiary, 11410083 Canada Ltd.

Appointment of Auditor

KPMG LLP, Chartered Professional Accountants ("KPMG") of 777 Dunsmuir Street, 11th Floor, Vancouver, BC, V7Y 1K3 will be nominated at the Meeting for re-appointment as auditor of Burcon at a remuneration to be fixed by the directors.  KPMG has been Burcon's auditor since November 23, 2022.

Approval of Warrants Issued to John A. Vassallo

On March 6, 2024, Burcon entered into a Strategic Advisory and Consulting Agreement (the "Advisory and Consulting Agreement") with Mr. John Vassallo, a director of Burcon, pursuant to which the Mr. Vassallo will provide Burcon with ongoing consulting services including, among other things, providing strategic and financial advice to Burcon, meeting with potential investors and strategic partners of Burcon and advising on strategic transactions of Burcon, all beyond the scope of Mr. Vassallo's usual duties as a director (collectively, the "Consulting Services").  The Advisory and Consulting Agreement has a one year term that may be extended by mutual written agreement between the parties.  Given Mr. Vassallo's business experience, the board of directors of Burcon believed it would be in the Corporation's best interest to engage Mr. Vassallo as an advisor to the Corporation as Burcon transitions from a research and development company and implements its Burcon 2.0 strategy with the view of producing and selling products to generate revenues.

In order to appropriately compensate Mr. Vassallo for the Consulting Services, and in order to align Mr. Vassallo's interests with the interests of Burcon's shareholders, Burcon agreed to pay Mr. Vassallo a fixed fee of 5,000,000 non-transferable common share purchase warrants (the "Compensation Warrants"), with each Compensation Warrant exercisable into one Common Share at a price of $0.27 per Common Share for a period of 27 months following the date of issue of the Compensation Warrants.

On March 25, 2024, Burcon issued the Compensation Warrants to Mr. Vassallo upon receipt of conditional approval from the Toronto Stock Exchange ("TSX").  As the grant of Compensation Warrants to Mr. Vassall is considered a form of security based compensation arrangement pursuant to the policies of the TSX, the Compensation Warrants were granted to Mr. Vassallo subject to shareholder approval.  Accordingly, the Compensation Warrants may not be exercised by Mr. Vassallo unless and until such time as a simple majority of the shareholders of the Corporation, on a disinterested basis, approve the Compensation Warrants at a duly called meeting of Shareholders (the "Disinterested Shareholder Approval").

Other than the requirement to receive Disinterested Shareholder Approval, the Compensation Warrants have no other vesting provisions and will become immediately exercisable if Disinterested Shareholder Approval is received. The exercise price of the Compensation Warrants was determined by the Board (excluding Mr. Vassallo) in negotiations with Mr. Vassallo.  The exercise price of the Compensation Warrants represents a 43% premium to the five-day volume weighted average trading price of the Corporation's Common Shares between February 28, 2024 and March 5, 2024 of $0.19, being the five trading days prior to the date of Advisory and Consulting Agreement.  The Compensation Warrants represent 3.52% of the Corporation's issued and outstanding Common Shares as of the date hereof.

If the Disinterested Shareholder Approval is not received, the Compensation Warrants shall expire after the Meeting and the Corporation will, in lieu of the Compensation Warrants and as per the terms of the Advisory and Consulting Agreement, pay Mr. Vassallo a cash amount of $450,000 as an alternative form of compensation for the Consulting Services (the "Cash Compensation").  Payment of the Cash Compensation will be subject to TSX approval.

At the Meeting, shareholders are being asked to consider, and if deemed appropriate, to approve the ordinary resolution set forth below (the "Warrant Grant Resolution"), with the votes attached to Common Shares held by John A. Vassallo and his respective affiliates and associates being excluded from such vote.  Management unanimously recommends Shareholders vote FOR the Warrant Grant Resolution.

"BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1. The issuance of 5,000,000 non-transferable common share purchase warrants (the "Compensation Warrants") to John A. Vassallo pursuant to the Strategic Advisory and Consulting Agreement dated March 6, 2024 (the "Advisory and Consulting Agreement") as compensation for the Consulting Services (as defined in the Advisory and Consulting Agreement), being a security-based compensation arrangement for the purposes of the TSX rules, be and is hereby authorized, ratified and approved.

2. Any one director or officer is authorized and directed on behalf of the Corporation to perform all such acts, deeds and things and execute, under seal of the Corporation if applicable, all such documents, instruments, certificates and other writings as may be necessary or desirable to give effect to this resolution."

In order for the Warrant Grant Resolution to be passed, it requires the positive approval of a simple majority (greater than 50%) of the votes cast thereon at the Meeting, with the 8,270,056 votes attached to the Common Shares held by John A. Vassallo and his respective affiliates and associates, representing 5.82% of the outstanding Common Shares as of the date hereof, being excluded from such vote.  The directors of the Corporation believe the passing of the foregoing ordinary resolution is in the best interests of the Corporation and recommend that shareholders of the Corporation vote in favour of the resolution.  The persons named as proxies in the enclosed Proxy intend to cast the votes represented by proxy in favour of the foregoing resolution unless the holder of Common Shares who has given such proxy has directed that the votes be otherwise cast.

Share Consolidation

At the Meeting, Shareholders will be asked to consider, and, if deemed appropriate, to approve an ordinary resolution set forth below (the "Consolidation Resolution"), authorizing the Board, at its description, to effect a consolidation of all of the issued and outstanding Common Shares on the basis of a consolidation ratio, to be determined by the Board, of up to twenty (20) pre-consolidation Common Shares for one (1) post-consolidation Common Share (the "Share Consolidation"), provided that effective date shall be before September 18, 2026 (the "Effective Time").

The Board believes it is in the best interests of the Corporation and its Shareholders to provide the Board with the ability to complete the Share Consolidation, should it determine to do so, in its sole discretion. The Board believes that a Share Consolidation could lead to increased interest by a wider audience of potential investors and result in less volatility resulting in a more efficient market for the Common Shares.  The Board also regularly evaluates other opportunities to increase the Corporation's access to capital markets and a potential Share Consolidation could allow the Corporation to access other exchanges that have minimum listing requirements.

Approval of the Consolidation Resolution does not necessarily mean that the Board will implement a Share Consolidation. Although Shareholder approval for a Share Consolidation is being sought at the Meeting, a Share Consolidation would only become effective at a future date to be determined by the Board, in its sole discretion, prior to the Effective Time, if and when it is considered to be in the best interest of the Corporation to implement a Share Consolidation. The Board may determine not to implement a Share Consolidation at any time after the Meeting without further action on the part of or notice to the Shareholders.

Effects of the Share Consolidation

If the Share Consolidation is implemented, its principal effect will be to proportionately decrease the number of issued and outstanding Common Shares by a factor equal to the consolidation ratio of up to twenty (20) pre-consolidation Common Shares for one (1) post-consolidation Common Shares. The Share Consolidation would result in each Shareholder owning fewer Common Shares than they owned immediately before the Share Consolidation, and convertible rights to acquire Common Shares would become exercisable to purchase a fewer number of Common Shares at an exercise price per share increased by a factor equal to the consolidation ratio selected.

For illustrative purposes only, the following table sets out, based on the number of issued and outstanding Common Shares as of the date hereof, without giving effect to the cancellation of fractional Common Shares, following the implementation of a Share Consolidation at various consolidation ratios:

Consolidation Ratio	Common Shares Outstanding
No Consolidation	142,098,096
2 Pre-Consolidation Common Shares for 1 Post-Consolidation Common Share	71,049,048

5 Pre-Consolidation Common Shares for 1 Post-Consolidation Common Share	28,419,619
10 Pre-Consolidation Common Shares for 1 Post-Consolidation Common Share	14,209,810
20 Pre-Consolidation Common Shares for 1 Post-Consolidation Common Share	7,104,905

The Corporation does not expect the Share Consolidation itself to have any economic effect on holders of Common Shares or securities convertible into or exercisable to acquire Common Shares, except to the extent the Share Consolidation will result in fractional Common Shares. Fractional Common Shares will be rounded up or down to the nearest whole number, with any fractional share interest of 0.50 or higher being rounded up to one whole Common Share, and any fractional share interest of less than 0.50 being cancelled.

If a proposed Share Consolidation is approved by the Shareholders and all relevant regulatory authorities, and a Share Consolidation is ultimately implemented by the Board before the Effective Time, following the announcement by the Corporation of the effective date of the Share Consolidation, Registered Shareholders will be sent a letter of transmittal by the Corporation's transfer agent, Computershare Investor Services Inc., containing instructions on how to exchange their share certificates representing pre-consolidation Common Shares for new share certificates representing post-consolidation Common Shares or, alternatively, a Direct Registration System ("DRS") Advice/Statement representing the number of post-consolidation Common Shares they hold following the Share Consolidation. The DRS is an electronic registration system which allows Shareholders to hold Shares in their name in book-based form, as evidenced by a DRS Advice/Statement rather than a physical share certificate. Non-Registered Shareholders holding their Common Shares through a broker, trustee or other financial institution should note that such broker, trustee or other financial institution may have different procedures for processing the Share Consolidation than those that will be put in place by the Corporation for the Registered Shareholders. If you hold your Common Shares with such a broker, trustee or other financial institution and if you have any questions in this regard, you are encouraged to contact your nominee.

Until surrendered to the transfer agent, each share certificate representing old pre-consolidation Common Shares will be deemed for all purposes to represent the number of new post-consolidation Common Shares to which the Registered Shareholder is entitled as a result of a Share Consolidation. Until Registered Shareholders have returned their properly completed and duly executed letter of transmittal and surrendered their old share certificate(s) for exchange, Registered Shareholders will not be entitled to receive any distributions, if any, that may be declared and payable to holders of record following a Share Consolidation.

Any Registered Shareholder whose old certificate(s) have been lost, destroyed or stolen will be entitled to a replacement share certificate only after complying with the requirements that the Corporation and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates. The method chosen for delivery of share certificates and letters of transmittal to the Corporation's transfer agent is the responsibility of the Registered Shareholder and neither the transfer agent nor the Corporation will have any liability in respect of share certificates and/or letters of transmittal which are not actually received by the transfer agent.

REGISTERED SHAREHOLDERS SHOULD NEITHER DESTROY NOR SUBMIT ANY SHARE CERTIFICATE UNTIL HAVING RECEIVED A LETTER OF TRANSMITTAL.

Holders of Corporation options, warrants, or other convertible units will be contacted directly if a proposed Share Consolidation is completed with respect to the procedures required to update their securities, if any.

Following the completion of a Share Consolidation, the Common Shares would continue to be listed on the TSX under the symbol "BU". Pre-consolidation voting rights and other rights of the Shareholders will not be affected by the Share Consolidation, other than as a result of the disposition of fractional Common Shares.

TSX Approval

Assuming Shareholder approval is received at the Meeting, and assuming that the Board determines to proceed with a Share Consolidation, the Share Consolidation will be subject to acceptance by the TSX, and confirmation that, on a post Share Consolidation basis, the Corporation would meet all of the TSX's continued listing requirements. If the TSX does not accept the Share Consolidation, the Corporation will not proceed with the Share Consolidation.

Rists Associated with the Share Consolidation

Reducing the number of issued and outstanding Common Shares through the Share Consolidation is intended, absent other factors, to increase the per-Common Share market price of the Common Shares by a factor approximately equal to the consolidation ratio. However, the market price of the Common Shares will also be affected by the Corporation's financial and operational results, its financial position, including its liquidity and capital resources, industry conditions, the market's perception of the Corporation's business and other factors, which are unrelated to the number of Common Shares outstanding. There is no assurance that the anticipated market price immediately following the implementation of the Share Consolidation will be realized or, if realized, will be sustained or will increase. There is a risk that the total market capitalization of the Common Shares (the market price of the Common Shares multiplied by the number of Common Shares outstanding) after the implementation of the Share Consolidation may be lower than the total market capitalization of the Common Shares prior to the implementation of the Share Consolidation.

Having regard to these other factors, there can be no assurance that the market price of the Common Shares will increase following the implementation of a Share Consolidation.

If a Share Consolidation is implemented and the market price of the Common Shares (adjusted to reflect the ratio of the Share Consolidation) declines, the percentage decline as an absolute number and as a percentage of the Corporation's overall market capitalization may be greater than would have occurred if the Share Consolidation had not been implemented. Both the total market capitalization of a company and the adjusted market price of such company's shares following a consolidation or reverse split may be lower than they were before the consolidation or reverse split took effect. The reduced number of Common Shares that would be outstanding after the Share Consolidation is implemented could adversely affect the liquidity of the Common Shares.

Approval of the Share Consolidation

For the reasons outlined above, the Board believes that obtaining shareholder approval at the Meeting to implement the Share Consolidation is in the best interests of the Corporation and the Shareholders. Accordingly, management unanimously recommends that Shareholders vote FOR the Consolidation Resolution set out below.

"BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.  The authorized share structure of the Corporation may be altered by consolidating all of the issued and outstanding common shares of the Corporation at a ratio to be selected by the Corporation's board of directors (the "Board"), in its absolute discretion, provided that the consolidation shall be no greater than twenty (20) pre-consolidation common shares for every one (1) post-consolidation common share (the "Share Consolidation").

2.  The date of completion of the Share Consolidation shall be determined at the discretion of the Board, provided that such date shall be before September 18, 2026.

3.  Any fractional common shares resulting from the consolidation of the common shares be converted to whole common shares pursuant to the provisions of Section 83 of the Business Corporation Act (British Columbia).

4.  The Board be and it is hereby authorized to revoke, without further approval of the shareholders, this ordinary resolution at any time prior to the completion thereof, notwithstanding the approval by the shareholders of same, if determined, in the Board's sole discretion to be in the best interest of the Corporation.

5.   Any one director or officer is authorized and directed on behalf of the Corporation to perform all such acts, deeds and things and execute, under seal of the Corporation if applicable, all such documents, instruments, certificates and other writings as may be necessary or desirable to give effect to this resolution."

In order for the Consolidation Resolution to be passed, it requires the positive approval of a simple majority (greater than 50%) of the votes cast thereon at the Meeting.  If the Corporation obtains shareholder approval, the Consolidation Resolution would be valid until the Effective Time.  The directors of the Corporation believe the passing of the foregoing ordinary resolution is in the best interests of the Corporation and recommend that shareholders of the Corporation vote in favour of the resolution.  The persons named as proxies in the enclosed Proxy intend to cast the votes represented by proxy in favour of the foregoing resolution unless the holder of Common Shares who has given such proxy has directed that the votes be otherwise cast.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

EQUITY COMPENSATION PLAN INFORMATION AS AT MARCH 31, 2024
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)] (c)
Equity compensation plans approved by Securityholders:
(1) Amended and Restated 2001 Share Option Plan	9,689,931	$1.35	4,518,962
(2) Restricted Share Unit Plan	341,000	N/A	562,935
Equity compensation plans not approved by Securityholders	Nil	N/A	Nil

The numbers in the above chart are as at March 31, 2024.  As at the date of this Management Proxy Circular, a total of 9,685,900 stock options are issued and outstanding under the Amended and Restated Plan (as defined below) representing approximately 6.82% of our issued and outstanding capital.  Of the total options outstanding, 6,821,024 options are granted to insiders representing approximately 4.73% of our outstanding capital.  Currently, 4,523,909 options are available for grant under the Amended and Restated Plan representing approximately 3.18% of the issued and outstanding Common Shares as of the date hereof.  As of the date of this Management Proxy Circular, a total of 323,000 restricted share units are outstanding and 571,772 units are available for grant under the Restricted Share Unit Plan.

Burn Rate of the Amended and Restated Plan and Restricted Share Unit Plan

 The chart below sets out the burn rate of the Amended and Restated Plan for the three most recently completed fiscal years ended March 31, 2024, March 31, 2023 and March 31, 2022.  The annual burn rate is expressed as a percentage by dividing the number options granted under the Amended and Restated Plan during the applicable fiscal year by the weighted average number of common shares outstanding for the applicable fiscal year.

Fiscal Year	Number of Stock Options Granted	Weighted Average Number of Common Shares	Stock Option Burn Rate
2024	2,901,000	121,398,318	2.39%
2023	2,320,000	108,728,742	2.13%
2022	1,245,000	108,588,454	1.15%

The chart below sets out the burn rate of the Restricted Share Unit Plan for the most recently completed fiscal year ended March 31, 2024, March 31, 2023 and March 31, 2022.  The annual burn rate is expressed as a percentage by dividing the number units granted under the Restricted Share Unit Plan during the fiscal year by the weighted average number of common shares outstanding for the fiscal year.

Fiscal Year	Number of Restricted Share Units Granted	Weighted Average Number of Common Shares	Restricted Share Unit Burn Rate
2024	112,000	121,398,318	0.09%
2023	307,181	108,728,742	0.28%
2022	121,000	108,558,454	0.11%

Description of Amended and Restated 2001 Share Option Plan

At Burcon's annual and special meeting held on September 19, 2001, the shareholders of Burcon approved the terms of the 2001 Share Option Plan (the "Plan") under which directors, officers, employees, management company employees and consultants ("Service Providers") of Burcon may be granted options to acquire Common Shares of Burcon.  The principal purpose of the Plan is to encourage equity participation in Burcon by its Service Providers so that they have an interest in preserving and maximizing shareholder value in the longer term while enabling Burcon to attract and retain individuals with experience and ability and reward individuals for current and expected future performance.  The Plan had a fixed number of options that could be granted to Service Providers.  The Plan was amended in 2003, 2004, 2007 and 2009 to increase the number of Common Shares issuable under the Plan.  At Burcon's annual meeting on September 1, 2011, the shareholders of Burcon approved the amendment to the Plan to convert it from a fixed plan to a rolling plan (the "Amended and Restated Plan").  A rolling plan has a plan maximum expressed as a percentage of the total number of common shares outstanding on a non-diluted basis and all exercised, cancelled, expired or terminated options become available for future grant.  The Amended and Restated Plan permits the issuance of that number of options up to a maximum of 10% of the issued and outstanding Common Shares of Burcon from time to time.  As of the date hereof, Burcon has 142,098,096 Common Shares outstanding of which 10% is 14,209,809.

During the year ended March 31, 2013, the Board amended the Amended and Restated Plan to provide optionees with an alternative method to exercise stock options.  An optionee may elect to exercise an option using the cashless method, whereby the optionee receives the number of shares the value of which is equal to the amount by which the fair market value of the Common Shares exceeds the option exercise price.  The fair market value is determined by the weighted average trading price of the Common Shares during the five trading days preceding the date of exercise.

The TSX requires that rolling plans, such as the Amended and Restated Plan, be approved by a majority of directors and by shareholders every three years.  Since inception, the Amended and Restated Plan was re-approved by directors and shareholders every three years as follows:

Re-approval Every 3 Years	By Directors	By Shareholders
First 3-year Anniversary	July 24, 2014	September 10, 2014
Second 3-year Anniversary	July 18, 2017	September 7, 2017
Third 3-year Anniversary	July 23, 2020	September 7, 2020
Fourth 3-year Anniversary	July 24, 2023	September 20, 2023

The next three-year anniversary on which the Amended and Restated Plan must be approved by Shareholders is September 20, 2026.

The principal terms of the Amended and Restated Plan are summarized as follows:

• The aggregate number of optioned shares that may be granted under the Amended and Restated Plan, shall not exceed 10% of the Common Shares then issued and outstanding on a non-diluted basis.  Any increase in the issued and outstanding Common Shares will result in an increase in the number optioned shares available under the Amended and Restated Plan and any exercise, conversion, redemption, expiry, termination, cancellation or surrender of options granted will make additional optioned shares available under the Amended and Restated Plan;

• The Board is responsible for the general administration of the Amended and Restated Plan and the proper execution of its provisions and its interpretation;

• The Amended and Restated Plan contains limitations on option issuances.  The limitations are unless disinterested shareholder approval is obtained: (a) insiders cannot be granted awards under the Amended and Restated Plan or any other security based compensation plan to purchase more than 10% of the listed Common Shares within any 12 month period; and (b) the aggregate number of outstanding awards granted to insiders under the Amended and Restated Plan or any other security based compensation plan may not exceed 10% of the listed Common Shares at any time;

• Other than in the case of an optionee's death, where options become exercisable by the deceased optionee's lawful personal representatives, heirs or executors, all options granted under the Amended and Restated Plan continue to be non-assignable and non-transferable, however, the Amended and Restated Plan allows for a transfer to a Service Provider's registered retirement savings plan, registered retired income fund or tax-free savings account, or the equivalent thereof, established by or for the benefit of the optionee;

• A Service Provider who is no longer employed by Burcon, except in the case of death, retirement or the participant becoming totally disabled, has up to the lesser of 30 days after ceasing to be a Service Provider, and the expiration of the term applicable to such option, to exercise their options;

• In the case of an optionee's death, any vested option held on the date of death is exercisable by the optionee's lawful personal representatives, heirs or executors until the earlier of one year from death and the expiration of the option's term, while in the case where a Service Provider has retired, become totally disabled or died after ceasing to be a Service Provider, outstanding options whether vested or unvested can be exercised by the optionee, or if the optionee has died by their personal representatives, until the earlier of the option's expiry date and 90 days after the date of retiring, becoming totally disabled or death after ceasing to be a Service Provider;

• The exercise price of the options will be set by the Board at the time the options are allocated but cannot be less than the price per Burcon's common share traded on the TSX as at the closing on the last trading day before the date that the options are granted;

• The Board at their discretion has the power to determine the time, or times when options will be granted, vest and be exercisable,  to determine when it is appropriate to accelerate when options otherwise subject to vesting may be exercised and provide a cashless exercise feature to an option or the Amended and Restated Plan, provided that the Board will not have the right to (i) reduce the exercise price of any option or cancel any option and replace such option with a lower exercise price under such replacement option without shareholder approval or unless otherwise permitted under the Amended and Restated Plan;  or (ii) affect in a manner that is adverse or prejudicial to, or that impairs, the benefits and rights of any Service Provider under any option previously granted under the Amended and Restated Plan except with the consent of the Service Provider or otherwise permitted under the Amended and Restated Plan or for the purposes of complying with the requirements of the TSX or a regulatory authority to which the Corporation is subject;

• The term of an option will not exceed 10 years from the date of grant, however, if the expiry date of any vested option falls during or within nine business days of a black-out period or other trading restriction imposed by Burcon, then the option's expiry date shall be automatically extended for ten business days following the date of the relevant black-out period or other trading restriction being lifted, terminated or removed;

• The Board has the ability to: (a) with shareholder approval by ordinary resolution make any amendment to any option commitment, option or the Amended or Restated Plan; and (b) without shareholder approval make any amendments: (i) of a clerical nature, (ii) to reflect regulatory requirements, (iii) to vesting provisions, (iv) to expiration dates as long as there is no extension past the original date of expiration, and (v) providing for a cashless exercise feature; and

• The Amended and Restated Plan allows Burcon to satisfy its withholding obligations from any amount payable to a Service Provider that is an optionee as is required by law to be withheld or deducted upon an option exercise.

Description of Restricted Share Unit Plan

At Burcon's annual and special meeting held on September 15, 2021, the shareholders of Burcon approved the terms of the restricted share unit plan (the "Restricted Share Unit Plan") under which directors, officers, employees, management company employees and consultants of Burcon may be granted restricted share units redeemable for Common Shares of Burcon.  The Restricted Share Unit Plan was approved by the Board on July 20, 2021 (the "Effective Date").  The purposes of the Restricted Share Unit Plan are to (i) promote a greater alignment of interests between directors, executive officers, employees and consultants of the Corporation and its affiliates and shareholders; (ii) assist the Corporation and its affiliates to attract and retain individuals with experience and ability to serve as directors, executive officers, key employees and consultants; and (iii) allow the certain eligible persons to participate in the long-term success of the Corporation.  As of the date hereof, 323,000 restricted share units are outstanding.

The principal terms of the Restricted Share Unit Plan are summarized as follows:

• Under the Restricted Share Unit Plan, the Corporation may grant restricted share units to directors, executive officers, employees and consultants of the Corporation and its affiliates (each an "Eligible Person").

• The Board, or a committee designated by the Board from time to time, is responsible for the general administration of the Restricted Share Unit Plan and the proper execution of its provisions and its interpretation. The Board has the power to determine the time, or times when restricted share units will be granted, will vest and be redeemed, and to determine when it is appropriate to accelerate restricted share units;

• The aggregate number of Common Shares which may be issuable upon the redemption of all restricted share units under the Restricted Share Unit Plan shall not exceed 1,084,879, which represents 1% of the issued and outstanding Common Shares of the Corporation as at the Effective Date. If a restricted share unit expires, is forfeited or is cancelled for any reason, the Common Share(s) subject to that restricted share unit shall again be available for grant under the Restricted Share Unit Plan, subject to any required prior approval of the TSX;

• The Restricted Share Unit Plan also contains the following limitations on grants of restricted share units (unless disinterested shareholder approval is obtained) to insiders: (a) the aggregate number of Common Shares issuable to insiders and their associates at any time pursuant to the redemption of restricted share units, including Common Shares issuable under any other security based compensation plan, shall not exceed 10% of the Common Shares; and (b) the aggregate number of Common Shares that may be issued to insiders and their associates within any 12-month period pursuant to the redemption of restricted share units shall not exceed 10% of the Common Shares;

• The Restricted Share Unit Plan does not provide for a maximum number of restricted share units which may be issued to an individual pursuant to the Restricted Share Unit Plan (expressed as a percentage or otherwise);

• Other than in the case of an optionee's death, where restricted share units become redeemable by the deceased Eligible Person's legal personal representatives, all restricted share units granted under the Restricted Share Unit Plan are non-assignable and non-transferable;

• An Eligible Person who resigns before the vesting date of their restricted share units shall forfeit all rights, title and interest in the restricted share units for which the vesting date is on or after the earlier of: (i) the date of delivery of the notice of resignation; and (ii) the effective date of the resignation;

• If an Eligible Person's employment is terminated for reasons other than resignation, retirement or permanent disability, cause or death (each as determined in accordance with the Restricted Share Unit Plan) before the vesting date of such Eligible Person's restricted share units, any unvested restricted share units shall vest pro-rata based on the number of completed months of service since the grant date to the termination date of such Eligible Person. Such vested restricted share units will be payable in Common Shares or cash based on the market value of the Common Shares at the termination date of such Eligible Person;

• In the case of an Eligible Person's death, any unvested restricted share units held by such Eligible Person shall vest on the Eligible Person's termination date and the Corporation will redeem all such vested restricted share units and the Common Shares issuable upon such redemption will be issued to the legal representatives of the estate of such Eligible Person;

• In the case of an Eligible Person's employment ceasing as a result of retirement or permanent disability, any unvested restricted share units held by such Eligible Person shall, at the discretion of the Board, either: (i) continue to vest according to the vesting schedule set out in the applicable restricted share unit grant agreement; or (ii) vest pro-rata based on the number of completed months of service since the grant date to the termination date of such Eligible Person. Such vested restricted share units will be payable in Common Shares or cash based on the market value of the Common Shares at the applicable vesting date;

• The grant of restricted share units under the Restricted Share Unit Plan in any calendar year shall either: (i) be awarded solely in respect of performance of such Eligible Person in the same calendar year as that including the grant date; or (ii) in respect of performance of such Eligible Person for the preceding year (such applicable year of performance by such Eligible Person shall be referred to as the "Service Year");

• On the redemption date for each vested restricted share unit, the Corporation shall redeem all such vested restricted units by issuing to the applicable Eligible Person(s), Common Shares from the Corporation's treasury in respect of the restricted share units or, at the election of the Corporation, either: (i) cash in the amount equal to the market value of the Common Shares on the vesting date, being the closing price of the Common Shares on the trading day prior to such date on the TSX; or (ii) a Common Share acquired by the Corporation through a broker on a public exchange;

• All Common Shares to be issued to, or amounts payable to, or in respect of, an Eligible Person in respect of a restricted share unit shall be issued and/or paid not later than the last day of the third calendar year following the end of the Service Year in respect of which the restricted share unit was granted;

• The Board has the ability to: (a) with shareholder approval by ordinary resolution, make amendments to: (i) increase the number of Common Shares, or the percentage of the issued and outstanding Common Shares, issuable pursuant to the Restricted Share Unit Plan, (ii) extend the redemption date of any restricted share unit granted under the Restricted Share Unit Plan, (iii) materially modify the eligibility requirements for participation, (iv) amend the limitations on the maximum number of Common Shares reserved or issued to insiders, (v) amend the provisions dealing with transfer restrictions, or (vi) amend the amendment provisions of the Restricted Share Unit Plan; and (b) without shareholder approval, make any amendments: (i) of a clerical nature, (ii) to reflect regulatory requirements, (iii) to vesting provisions, (iv) any amendment respecting the administration of the Restricted Share Unit Plan, and (v) any other amendment that does not require the approval of shareholders of the Corporation set out in the Restricted Share Unit Plan;

• In the event of a Change of Control (as defined in the Restricted Share Unit Plan), all unvested restricted share units then outstanding will, as applicable, be substituted by or replaced with awards of the surviving corporation (or any affiliate thereof) or the potential successor (or any affiliate thereto) (the "continuing entity") on the same terms and conditions as the original restricted share units, subject to appropriate adjustments that do not diminish the value of the original restricted share units; provided that, despite anything else to the contrary set out in the Restricted Share Unit Plan, in the event of a potential Change of Control, the Board will have the power, in its sole discretion, to modify the terms of the Restricted Share Unit Plan and/or the restricted share units to assist the Eligible Persons in tendering to a takeover bid or other transaction leading to a Change of Control;

• If the redemption date of a vested restricted share unit falls on or within nine business days of a black-out period or other trading restriction imposed by Burcon, then the redemption date of such vested restricted share unit shall be automatically extended to the tenth business day following the date of the relevant black-out period or other trading restriction being lifted, terminated or removed.

• The Restricted Share Unit Plan allows Burcon to satisfy its withholding obligations from any amount payable to an Eligible Person as is required by law to be withheld or deducted upon the redemption of a restricted share unit;

• An Eligible Person's account will be credited with additional restricted share units to account for dividends on the Common Shares on each dividend payment date in respect of which ordinary course cash dividends are paid on the Common Shares. The number of additional restricted share units credited is determined by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Common Share by the number of restricted share units recorded in the Eligible Person's restricted share account on the date for the payment of such dividend, by (b) the market value of a Common Share as at the dividend payment date; and

• The Restricted Share Unit Plan provides for certain additional provisions in relation to U.S. Eligible Persons (as defined in the Restricted Share Unit Plan) for the effective administration of the plan in compliance with certain U.S. requirements.

CORPORATE GOVERNANCE DISCLOSURE

Under National Instrument 58-101 - Disclosure of Corporate Governance Practices ("NI 58-101") Burcon is required to disclose its corporate governance practices in its Management Proxy Circular.  National Policy 58-201 - Corporate Governance Guidelines ("NP 58-201") sets out corporate governance guidelines for public companies.  The Board and management of Burcon believe that good corporate governance practices are integral to the overall success of the Corporation and to protect shareholders' interests.  Over the years, Burcon has continued to develop its corporate governance policies to be in line with the guidelines set out in NP 58-201.  During the fiscal year 2021, Burcon engaged Hugessen Consulting Inc. ("Hugessen"), a third-party consultant, to review the Corporation's corporate governance practices to ensure that the policies and procedures implemented by the Corporation are in line with good industry practices.  Hugessen concluded in its report dated August 24, 2020 (the "Hugessen Report") that the overall governance approach taken by Burcon is appropriate for the Corporation's size and stage of development and did not identify any material deficiencies in Burcon's written governance policies.  Hugessen's findings are discussed in further detail below.

Board of Directors

Burcon's Board currently consists of eight directors.  The size of the Board and its composition are reviewed annually by the corporate governance and nominating committee.  The Board believes that its composition reflects a good mix of individuals with varying backgrounds and experience in the fields of business, finance, science and the food industry and will be conducive to facilitate a diversity of perspectives in the overall management of the Corporation. Of the eight nominees proposed for election at the Meeting, six of the directors are considered independent within the meaning of the term "independent" set out in NI 58-101.  The independent directors currently on the Board are Debora Fang,  Peter Kappel,  Alfred Lau, Jeanne McCaherty, Aaron T. Ratner and D. Lorne Tyrrell.  Alan Chan, through his wholly-owned company, Firewood Elite Limited ("Firewood") owns, directly or indirectly, approximately 18.05% of Burcon's issued and outstanding Common Shares.  In addition, Large Scale Investments Limited, a company wholly-owned by Firewood, has entered into the Loan Agreement with the Corporation.  See "Interest of Informed Persons in Material Transactions".  Mr. John A. Vassallo was an independent director until he entered into the Advisory and Consulting Agreement dated March 6, 2024, pursuant to which he has received the Compensation Warrants.  See "Approval of Warrants Issued to John A. Vassallo".  If elected, James Pekar will be an independent director.  Dr. D. Lorne Tyrrell will not stand for re-election at the Meeting.

For the Meeting, the Board has set the number of directors at eight.  If the eight nominees proposed for election at the Meeting are all elected, the Board will consist of a majority of independent directors.  During the preceding year, independent directors actively participated in board meetings and had direct communication with management on key business issues to ensure independent supervision over management.  The Hugessen Report noted that Burcon has strong director independence levels for a company with a large shareholder with board representation.

Directorships

The following table sets out the relationships of Burcon's directors with other reporting issuers.

Director	Reporting Issuer or the Equivalent in a Jurisdiction or a Foreign Jurisdiction
Alan Chan	Executive Director, ITC Properties Group Limited
Aaron Ratner	Director, Alternus Clean Energy

Independent Director Meetings

During the fiscal year, the independent directors of the Board held an in-camera session at the end of each regularly scheduled Board meeting if they deemed such session to be necessary. Eight in-camera sessions were held following Board meetings during the fiscal year.  Non-independent directors were invited to attend such sessions where appropriate.    Given that the committees of the Board, other than the Merit Special Committee, were comprised solely of independent directors until Mr. Vassallo became non-independent on March 6, 2024, the Board believes that committee meetings also provide another suitable forum for independent directors to have open and candid discussions among them about various issues.  Committee members have the discretion to conduct in-camera sessions at the end of committee meeting.  The audit committee held four in-camera sessions during the fiscal year while the compensation committee and the corporate governance and nominating committee held three in-camera sessions at the end of the committee's meetings during the fiscal year.

Chairman

Mr. Peter H. Kappel is the Chairman of the Board.    The Chairman facilitates discussions among all directors during meetings and acts as liaison between the Board and management in between Board meetings.  He also communicates with management regularly and receives input from directors of the Board to set the agenda for Board meetings.  The Hugessen Report noted that one of Burcon's key corporate governance strengths is having three standing board committees that are entirely independent as well as having a chairman independent of the chief executive officer.

Summary of Attendance of Directors

The table below sets out the attendance by the directors at meetings during the fiscal year ended March 31, 2024.  Certain directors were a member on the board of directors or a committee for only a portion of the fiscal year.  For each director, the numerator sets out the number of meetings attended by such director and the denominator sets out the number of meetings such director could have attended.

Director	Board of Directors	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
	11 meetings(5)	5 meetings	4 meetings	4 meetings
Alan Chan	9/11	N/A	N/A	N/A
David Lorne John Tyrrell	11/11	5/5	N/A	4/4
J. Douglas Gilpin(1)	4/4	3/3	2/2	N/A
Peter H. Kappel	11/11	5/5	4/4	4/4
Debora Fang(2)	8/11	2/2	4/4	2/2
Jeanne McCaherty	7/11	N/A	4/4	2/4
Alfred Lau	11/11	5/5	N/A	4/4
Aaron T. Ratner(3)	7/11	3/4	3/4	N/A
John A. Vassallo(4)	7/7	N/A	2/2	2/2

(1) Mr. Gilpin's directorship ended on September 20, 2023.

(2) Ms. Fang became a member of the audit committee on September 20, 2023.  Ms. Fang was a member of the corporate governance and nominating committee until September 20, 2023.

(3) Mr. Ratner resigned from the audit committee effective February 1, 2023.

(4) Mr. Vassallo joined the board of directors on September 20, 2023 and became a member of the compensation committee and the corporate governance and nominating committee on September 20, 2023.

(5) In addition to the 11 board meetings, directors also held two strategic planning sessions during the fiscal year.

Board Mandate and Ethical Business Conduct

The Board is responsible for the stewardship of the Corporation and for the supervision of the management of the business and affairs of the Corporation.  The Board actively participates in assessing significant decisions proposed by management. On April 14, 2010, the Board adopted a written mandate defining its responsibilities.  As part of its overall corporate governance policy review during the fiscal year, the Board approved, on February 23, 2021, an updated form of its written mandate, a copy of which is attached to this Management Proxy Circular as Schedule "A".

Since October 2005, the Board has adopted a Code of Business Ethics and Conduct (the "Code"), a copy of which is attached to this Management Proxy Circular as Schedule "B".  The Code was amended in February 2011, August 2011, September 2012 and February 23, 2021.  All directors, officers and employees of Burcon and its subsidiary, Burcon NutraScience (MB) Corp. are required to confirm, on an annual basis, that they have reviewed the Code and agreed to abide by it.  The audit committee has the authority to monitor compliance with the Code and report any non-compliance to the Board at quarterly intervals. The audit committee has established procedures to allow directors, officers and employees to report breaches of the Code or any illegal or unethical behaviour anonymously to the chair of the audit committee.    No waivers or implicit waivers from a provision of the Code have been granted to any directors, officers or employees since its inception.  Shareholders may obtain a copy of the Code by written request to Burcon at Suite 490 - 999 West Broadway, Vancouver, British Columbia, V5Z 1K5, Attn.: Corporate Secretary.

In December 2011, the Board implemented a whistleblower reporting program.  Under the program, Burcon established a confidential and anonymous procedure for reporting claims of unethical and illegal behaviour or concerns regarding questionable accounting and audit matters.  On an annual basis, all employees are reminded about the whistleblower reporting program and procedures on how to make a report.  Burcon engaged a third party to receive the reports and direct them to the chair of the audit committee of the Board.  The whistleblower reporting program is tested by management every quarter and reviewed by the members of the audit committee.  To date, no reports of unethical or illegal behaviour or concerns have been received by the Corporation under this program.

The Board has implemented procedures to ensure that directors and officers exercise independent judgement in considering transactions and agreements in respect of which a director or executive officer has a material interest.  Directors and officers are required to declare any conflicts of interests annually in a director and officer questionnaire.  As well, a director is required to declare his or her interest and abstain from voting on any transactions or agreements at a board meeting convened by directors to consider and approve such matters.

Burcon believes that directors are provided with a good forum to openly discuss issues at Board and committee meetings.  The Chairman regularly solicits input from all directors present at meetings and encourages participation and discussion on matters being considered.  Through such dialogue, the Corporation believes that the Board is able to promote a culture of ethical business conduct.

Position Descriptions

In February 2013, the Board adopted written position descriptions for the Chairman of the Board and the chair of each committee.  The Board believes that having position descriptions in place will further assist the respective chairs in fulfilling their duties.  As part of the review conducted by Hugessen, the written position descriptions for the Chairman and each committee chair were updated.

Mr. Peter Kappel was appointed as Interim Chief Executive Officer on March 1, 2022 and acted in such capacity until November 7, 2022.  After his resignation as Interim Chief Executive Officer, Mr. Kappel resumed his role as Chairman of the Board.  Mr. Kappel joined the Board in January 2016.  Since then, he has served as a member of all the committees of the Board and was appointed as Chairman in September 2021.  Mr. Kappel has also provided support to management during the recent fiscal years to complete various significant transactions.  On November 7, 2022, Mr. Kip Underwood was appointed as Burcon's Chief Executive Officer.  His employment terms are summarized in the section "Employment and Consulting Contracts with Named Executive Officers".  Mr. Underwood is charged with fulfilling the Corporation's objectives.

Orientation and Continuing Education

New directors of Burcon are provided with orientation materials containing information on Burcon's business, technology, financial information and the roles and responsibilities of directors.  Directors are also updated on new developments in the business by management presentations at Board meetings and through regular management reports in between Board meetings.  Finally, directors are regularly informed about changes in legal or regulatory requirements applicable to the Corporation.

Each committee of the Board has, with the input of committee members, developed and implemented a charter.  The charter is reviewed by the applicable committee on an annual basis.  Committee members are guided by its charter when fulfilling their roles.  Committee members are also updated by management on legal or regulatory requirements specific to the committee's area of focus.  The Corporation's auditors and outside consultants also provide committee members with updates on emerging accounting, auditing, compensation and regulatory developments.

Nomination of Directors and Compensation

Burcon has a corporate governance and nominating committee comprised of Lorne Tyrrell,  Alfred Lau, Jeanne McCaherty and John Vassallo.  Mr. Kappel is an ex-officio member of the committee.  Mr. Kappel, Dr. Tyrrell, Mr. Lau and Ms. McCaherty are independent.  During the fiscal year, Mr. Vassallo was an independent member of the corporate governance and nominating committee until he was engaged as a consultant.  See "Approval of Warrants to John A. Vassallo".  Dr. Tyrrell is chair of the corporate governance and nominating committee.  As part of the Hugessen review, the corporate governance and nominating committee adopted a revised written charter on February 23, 2021 to assist committee members in fulfilling their roles.  The charter was further amended on February 10, 2022. The duties and responsibilities of the corporate governance and nominating committee include:

  overseeing all matters relating to the governance of the Corporation and for reporting and making recommendations to the Board regarding such matters;
  reviewing the remuneration and other benefits of the Corporation's directors proposed by the compensation committee and, if thought advisable, recommend the same to the Board for approval;
  recommending Board nominees by seeking out and recommending to the board of directors the nominees for appointment, election or re-election;
  overseeing the orientation program for new directors and committee members and programs for providing continuing education for directors; and
  as required, reviewing and approving succession plans for directors of the Corporation.

All members of the Board are encouraged to recommend individuals they believe are suitable to serve on the Board of the Corporation. When reviewing the suitability of prospective director nominees for Burcon's Board, the corporate governance and nominating committee will review the candidate's education, background and any business experience that may be relevant for Burcon.  The corporate governance and nominating committee has developed a director skills matrix to assist the committee in evaluating: the competencies and skills that the Board considers to be necessary for the Board, as a whole, should possess; the competencies and skills that the Board considers each existing director should possess; and the competencies and skills each new nominee will bring to the Board of Burcon.

Burcon believes that the Board is currently comprised of a strong group of individuals with a wealth of experience in various facets of business across many industries.  During the last three fiscal years, the corporate governance and nominating committee reviewed and recommended a number of new candidates to the Board in a continuing effort to broaden the Board's skills base and to encourage board renewal.  In July 2021, Ms. Jeanne McCaherty, an executive with experience in industrial manufacturing and technical leadership experience in the food industry was appointed.  During fiscal year 2022, Mr. Alfred Lau also joined the Board and provides valuable financial experience and contributions to the Corporation.  After careful consideration of the skills matrix, the corporate governance and nominating committee recommended the nomination of Mr. Aaron Ratner to the Board during fiscal year 2022.  Mr. Ratner's experience in finance and focus on climate technologies and sustainability will be beneficial to the Corporation's Board composition going forward.  After careful review by the corporate governance and nominating committee, Mr. John Vassallo was nominated as a director during fiscal year 2023 and elected as a director at Burcon's last annual general meeting of shareholders.  Mr. Vassallo possesses over 30 years of business experience across various industries and his skills are expected to beneficial to the Corporation going forward.  After serving almost 15 years on the Board, Dr. D. Lorne Tyrrell has decided to retire from the Board and will not stand for re-election at the Meeting.  Over the years, Dr. Tyrrell has provided invaluable contributions to the Board and the Corporation.  After considering the director skills matrix and the Corporation's stage of development, the corporate governance and nominating committee identified the need to further add a director with expertise in the food industry to the Board.  Mr. James Pekar was proposed as a nominee for election at the Meeting after careful review by the committee.  If elected, the Board expects to draw on Mr. Pekar's experience in the food industry and business acumen to guide the Corporation as it transitions from a research and development company to executing Burcon's 2.0 strategy.

Compensation Committee

Burcon has a compensation committee comprised of Debora Fang,  Jeanne McCaherty,  Aaron Ratner and John Vassallo.  Mr. Kappel is an ex-officio member of the compensation committee.  All of the directors of the compensation committee are independent except Mr. Vassallo.  See "Approval of Warrants to John A. Vassallo".    Ms. Fang is the chair of the compensation committee.  As part of the Hugessen review of the Corporation's corporate governance practices, the compensation committee adopted a revised written charter on April 14, 2021 to assist committee members in fulfilling their roles.    The charter was further amended in February 2022.  The duties and responsibilities of the compensation committee include:

  developing the Corporation's pay philosophy and determine remuneration and other benefits of the Corporation's executive officers and consultants and performance bonuses and long-term incentives for the Corporation's employees;
  determining remuneration and other benefits of the Corporation's directors and submit proposals to the corporate governance and nominating committee for further review; and
  reviewing and approving succession plans for executive officers of the Corporation, and as deemed necessary by the Committee, any other officers or employees of the Corporation.

For more information on the Compensation Committee, refer to the section "Statement of Executive Compensation".

Assessment

The Board meets at least once per quarter to assess the developments of Burcon's business and management recommendations.  The Corporation achieved a number of corporate objectives during the fiscal year and held 11 Board meetings.  In addition to the Board meetings, the Board also held two strategic planning sessions.  These meetings were beneficial to both the Board members and management and facilitated healthy discussions in the strategic planning process and execution of key decisions of the Corporation during the fiscal year. The Board has a formal self-assessment process in place and an assessment is conducted every two years, with the most recent assessment performed during the fiscal year 2022.  The results of the self-assessments were reviewed by the Board and each of the board committees and reported to the Board.  As at the date hereof, the 2024 assessment process has been initiated and is underway.

Director Term Limits and Gender Diversity

In 2014, NI 58-101 was amended to require TSX-listed companies to disclose their practices relating to representation of women on boards of directors and in executive officer positions and on mechanisms of board renewal.  The corporate governance committee at the time reviewed these amendments but did not view that the Board needed to develop policies regarding gender diversity or board renewal given the stage of development of Burcon at the time.  The Board accepted this recommendation.  The Board believes that at this stage, the Board is adequately populated with directors possessing varying skills and experience that are sufficient to competently manage the affairs of the Corporation.  Therefore, the Board does not believe in limiting the skills available to the Corporation by imposing a term limit for the directors.  The Board believes that it will be appropriate to review this practice when the Corporation evolves into the revenue-generating phase.  This approach is supported by Hugessen.  Although the Board does not have a formal policy on director term limits, the Board continues to review its composition annually to assess the need to further add to its skills base.  Based on this process, the Board successfully welcomed four new directors to the Board during the last three fiscal years and has nominated a new candidate for election at the Meeting.  See the section "Nomination of Directors and Compensation" above.

Although the Corporation does not have a written policy with regard to gender diversity, the Board believes that female participation currently on the Board and at the senior management level is suitable for the size and complexity of issues facing Burcon.    Currently, two of eight of the directors on the Board are female, representing 25% of the members.  As of the date hereof, one of five senior officers of the Corporation is female, representing 20% of senior management.  The Corporation does not have a target regarding women on the board or in executive positions.  The Board believes that the current composition of female directors and senior management positions is suitable in light of recent guidance from proxy advisory firms such as Glass Lewis & Co and Institutional Shareholder Services.

Objectives for the year ending March 31, 2025

The Board believes that its current corporate governance policies and procedures are suitable for Burcon given the current stage of the Corporations business.  Hugessen's Report also supports this determination.  Going forward, Burcon will continue to assess its corporate governance practices and will endeavour to further make improvements as the Board deems necessary.

AUDIT COMMITTEE AND DISCLOSURE UNDER
NATIONAL INSTRUMENT 52-110

Under National Instrument 52-110 ("NI 52-110"), Burcon is required to disclose in its Management Proxy Circular certain information concerning the composition of its audit committee and its auditor. The required disclosure can be found on pages 76-78 of Burcon's Annual Information Form ("AIF") dated June 26, 2024.  The audit committee charter is set out in Schedule "A" of the AIF.  A copy of the AIF can be found on the SEDAR website at www.sedar.com.  Shareholders may obtain a copy of the AIF by written request to Burcon at Suite 490 - 999 West Broadway, Vancouver British Columbia, V5Z 1K5, Attn: Corporate Secretary.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee

Burcon has a compensation committee (the "Compensation Committee") comprised of the following directors:  Debora S. Fang, Jeanne McCaherty, Aaron T. Ratner and John A. Vassallo.  Mr. Kappel is an ex-officio member of the Compensation Committee.  Ms. Fang is the chair of the Compensation Committee.  See "Corporate Governance Disclosure".  All of the directors on the Compensation Committee are independent except Mr. Vassallo. See "Approval of Warrants to John A. Vassallo".  The Board believes that the members of the Compensation Committee are sufficiently skilled to perform their duties.

The Board believes that Burcon's Compensation Committee members possess the educational and practical experience to enable the committee to make decisions on the suitability of the Corporation's compensation policies and practices, including experience in the following areas:

  General management skills in working with senior executives and developing performance management processes
  Evaluating, hiring and placing senior executives
  Knowledge of compensation and incentive programs
  Knowledge of share equity compensation plans and the risks associated with using this type of compensation
  Working with succession planning tools and processes
  Assessing risks associated with compensation plans

The purpose of the Compensation Committee is to carry out the Board's overall responsibility to review and approve the Corporation's employee and management compensation policies and practices, incentive compensation plans (cash and equity-based short and long term incentive plans) and the amount and form of compensation of the executive officers of the Corporation.  The Compensation Committee is also responsible for determining remuneration and other benefits of the Corporation's directors and submit proposals to the corporate governance and nominating committee for further review.

The Compensation Committee's charter provides the Compensation Committee with the authority to retain, and approve the fees and other retention terms of, compensation, legal and other advisors, as it deems necessary for the fulfillment of its responsibilities.  The Corporation must provide for appropriate funding, as determined by the committee, for payment of reasonable compensation to an advisor retained by the committee.

Compensation Program Review in 2021

 During fiscal year 2021, the Compensation Committee determined that it would be in the best interests of Burcon to initiate a review of the compensation structure of the Corporation given that the last formal review took place during fiscal year 2012.  On April 1, 2021, the Compensation Committee engaged Hugessen Consulting Inc. ("Hugessen") of Toronto, Ontario to conduct a review of the Corporation's executive and director compensation structure.    The executives forming part of the benchmarking review included Johann Tergesen, Jade Cheng, Randy Willardsen, Dorothy Law and Martin Schweizer.  All the directors of the Corporation as of April 1, 2021 were included in the review.

The objective of the review was to assess the effectiveness of Burcon's current compensation structures, with the focus of ensuring that Burcon's compensation philosophy and the interests of Burcon's stakeholders are aligned.  Burcon's three key stakeholders include:

Stakeholder	Interest
Burcon's current employees	Burcon's compensation structure should be fair and competitive when compared to other companies in the market to support employee retention and motivation.
Burcon's current and prospective investors	Burcon's compensation structure should be suitable for its size, stage of development and comparable to peers in the market.
Burcon's prospective employees	As Burcon grows, its compensation structure should support the Corporation's ability to attract well-qualified talent in the market.

Hugessen's work plan included the development of an appropriate pay peer group, which reflects Burcon's unique characteristics, including but not limited to size, industry, technology-driven business, commercial structure, complexity, and pre-revenue stage; assessing market competitive pay levels for both senior executives and directors, considering Burcon's lean management team, and scope of certain roles; and reviewing the incentive design practices across peers, and the development of suggested alternatives for incentive pay (i.e. annual cash bonus and long term equity) that are appropriate for Burcon's age and stage of development, and including high level considerations of corporate and individual tax, retention and motivation, and inclusion of single vs multi-year key performance indicators into the performance framework.

Upon completion of its benchmarking review, Hugessen made the following conclusions:

  Burcon's executive pay levels are competitive when compared to the comparable peer group

  Burcon's director pay programs are generally in line with peer practices

  Certain recommendations for changes were proposed for future consideration by the Compensation Committee as the Corporation grows and transitions to a revenue generating company

Components of Executive Compensation

The Corporation's compensation program is comprised of a combination of base salary, incentive stock options, restricted share units and bonuses.

Given the Corporation's stage of development and cash position over the years, the Board had deferred the implementation of a formal bonus component into the compensation program and has approved bonuses on an ad hoc basis.  The Board believes that the two elements of base salary and incentive stock options as compensation have been appropriate to compensate the Corporation's executives in light of the Corporation's stage of development.  During fiscal year 2022, the Board implemented the restricted share unit plan.  The Board reviews these elements individually and comprehensively to ensure alignment with the Corporation's strategic goals and objectives and the Corporation's overall compensation objectives. Performance reviews of executive officers and employees of the Corporation and its subsidiaries are conducted annually by their supervisor.  The CEO's performance review is conducted by the Compensation Committee.  In the process of developing the components, the Board has, through the Compensation Committee, considered the implications of risks associated with its compensation policies. The Board believes that the risks are mitigated to a certain degree given the approach it has taken in the past on executive compensation. With respect to the salary component of the executive compensation, the Board has strived to be competitive in order to attract, retain and motivate executives. Options granted to employees under the incentive stock option plan generally do not vest immediately upon grant but vest over a three-year period. Although the restricted share unit plan was approved by shareholders and implemented during fiscal year 2022, the Compensation Committee recommended to the Board that initially, restricted share units be granted to non-executive employees and that this form of compensation be used to complement the option component of the equity compensation package.  The Board agreed with this approach.  Restricted share units do not vest immediately upon grant but vest over a three-year period and will be redeemed by the Corporation on the third anniversary from the date of grant.  The Board believes that using a vesting schedule encourages employee loyalty, aligns employee and company interests and reduces certain risks that may be associated with granting stock options or restricted share units that vest immediately upon grant.  Notwithstanding the foregoing, the Board approved the grant of restricted share units to an officer during fiscal year 2023.  See "Components of Executive Compensation - Restricted Share Units" below.

The Corporation does not have a specific policy with respect to NEOs (as defined below) and directors purchasing financial instruments designed to hedge or offset a decrease in market value of equity securities of the Corporation.

Base Salary

For the purposes of this Statement of Executive Compensation, Kip Underwood, Chief Executive Officer, Jade Cheng, Former Chief Financial Officer, Randy Willardsen, Senior Vice President, Process, Dorothy Law, Senior Vice President, Legal and Corporate Secretary and Martin Schweizer, Vice President, Technical Development are the "Named Executive Officers" ("NEO") of Burcon.  Mr. Robert Peets was appointed as Chief Financial Officer of Burcon on July 1, 2024 and did not receive any compensation during fiscal year 2024.

The primary element of the Corporation's compensation program is base salary.  The Corporation's view is that a competitive base salary is a necessary element for attracting and retaining qualified executive officers.

  Mr. Kip Underwood was appointed as the Corporation's Chief Executive Officer on November 7, 2022.  During the year ended March 31, 2011, the Committee negotiated with each of Ms. Cheng and Ms. Law to determine their salaries. Following the negotiations, formal employment agreements were entered into with Ms. Cheng and Ms. Law in March 2011.  Mr. Willardsen is a consultant of Burcon and has a consulting agreement with Burcon (entered into in 2007 as amended).  Mr. Willardsen was paid a monthly fee until July 2019, when his consulting agreement was amended to provide for payment on an hourly basis.  In February 2022, Mr. Willardsen's compensation reverted back to a monthly fee.  Dr. Martin Schweizer has been employed by Burcon's wholly-owned subsidiary, Burcon NutraScience (MB) Corp. since March 2002 and is paid an annual salary.  His employment agreement was amended in March 2022.    See "Employment and Consulting Contracts with Named Executive Officers".

The amount payable to an NEO as base salary is determined primarily by the number of years of experience of the NEO, as well as negotiations with the NEO, and recommendations of the Compensation Committee based on its view of general market conditions.  Mr. Underwood's base salary was determined based on his level of experience and to ensure competitiveness with market salaries of individuals acting in a similar capacity for companies similar in size to the Corporation.  During fiscal 2021, on the recommendation of the Compensation Committee, the Board approved the adjustment in the salaries of Ms. Cheng, Ms. Law and Dr. Schweizer with the objective ensuring that the Corporation's salaries are competitive with market peers.  Hugessen's report noted that although the salaries of NEOs are generally at or below median levels when compared with the comparable peer group due to the lack of regular annual cash bonus, Burcon's annual equity incentive grants bring the total compensation of NEOs in line with the total compensation in the comparable peer group.  Hugessen recommended that the Corporation consider implementing a discretionary annual cash bonus program in the future.

Incentive Stock Options

The second element of the Corporation's compensation program is incentive stock options. At the Corporation' annual and special meeting held on September 19, 2001, the shareholders approved the terms of the Plan under which directors, officers, employees and consultants of the Corporation may be granted options to acquire Common Shares of the Corporation. The Plan was amended in 2003, 2004, 2007 and 2009 to, among other amendments, increase the number of Common Shares issuable under the Plan. In 2011, the Corporation's shareholders approved an amendment to the Plan to convert it from a fixed plan to a rolling plan.  The Amended and Restated Plan was further amended during the year ended March 31, 2013 to provide for a cashless exercise method.  For further details on the Amended and Restated Plan see "Securities Authorized for Issuance Under Equity Compensation Plans".

The options granted to executive officers and other employees are granted by the Board, based on the recommendations of the Compensation Committee. The Board reviews the Compensation Committee's recommendations regarding grants of options based on contributions and performance during the year. In determining option grants, the Board also takes into account previous grants to the grantees and attempts to compensate for any deficiencies in the cash component in the NEO's salary vis-a-vis competitive market rates.  Hugessen supports Burcon's reliance on stock options as an appropriate long term incentive vehicle over the near term.

Restricted Share Units

In its report, Hugessen recommended the implementation of a restricted share unit plan to support increased retention of employees and provide a balance point against the volatility of stock options. The Compensation Committee carefully considered the recommendations of Hugessen and determined that it would be in the best interests of the Corporation to strengthen its equity compensation structure by adopting a restricted share unit plan.    Historically, Burcon's share price has experienced some volatility, resulting in incentive stock options being out-of-money during a significant part of the lifespan of the outstanding stock option.  In order to incentivize current and future employees, the Compensation Committee believe that restricted share units are an appropriate alternative form of equity compensation because employees who receive restricted share units have the potential of receiving some value in the future.

In September 2021, shareholders of the Corporation approved the restricted share unit plan.  During its first year of implementation, the Compensation Committee recommended that the Board grant restricted share units solely to non-executive employees of the Corporation and that this form of compensation be used to complement the option component of the equity compensation package.  During the last quarter of fiscal year 2023, the Corporation took certain measures to conserve cash, including reducing the work week of employees at its Winnipeg Technical Centre by 1 day per week.  After review and recommendation from the Compensation Committee, the Board approved grants of restricted share units to employees at the Winnipeg Technical Centre for the purposes of compensating them for some of the wages lost as a result of the reduced work week.  An officer of the Corporation received restricted share units in connection with this grant.  The Compensation Committee will review this component of the compensation program annually and make the appropriate recommendations for future grants in accordance with the Corporation's compensation philosophy and policies to the Board for approval.

Recommendations of Hugessen Consulting Inc.

Overall, Hugessen noted that Burcon's executive compensation plan is generally competitive with the comparable peer group but provided certain recommendations for the Compensation Committee's consideration in the future as the Corporation continues to grow and transition into a revenue generating company, including:

  performing an executive and director pay benchmarking review every two to three years; and

  developing a more formal regular short-term incentive program using a balanced scorecard once it has been revenue positive for a few years and there is framework to identify and set expectations for key performance indicators with respect to the achievement of financial, operational and strategic objectives.

The plant-based food industry continues to grow.  This growth is expected to lead to an increased demand for skilled employees with scientific and technical experience in the food space.  As the Corporation grows, Burcon recognizes that its compensation program must remain competitive in order to retain its existing employees and attract new employees in the future.  In the coming fiscal year, the Compensation Committee will continue to review the Corporation's compensation program to ensure that it continues to be appropriate for the Corporation's size and future growth.

Performance Graph

The following graph shows the total cumulative return over five years for a shareholder of Burcon on an investment of $100 compared to the S&P/TSX composite index.

	2019	2020	2021	2022	2023	2024
Burcon NutraScience	100.00	248.65	1264.86	321.62	72.97	79.73
S&P/TSX Composite	100.00	83.09	116.14	135.95	124.83	137.67

From 2019 to 2020, Burcon's share price improved by 149%, while the S&P/TSX composite dropped by 17%.  Burcon's share price continued its upward trajectory and outperformed by gaining 409% in 2021 while the S&P/TSX composite index increased by 40%.  In 2022, Burcon's share price experienced a reversal and decreased by 75%, while the S&P/TSX composite gained 17%.  In 2023, Burcon's share price continued to experience selling pressure and dropped by 77% compared to a 8% drop by the S&P/TSX composite index.  In 2024, Burcon's share price recovered and gained by 9%, while the S&P/TSX composite index gained by 10%.

The trend shown in the above graph does not necessarily correspond to the Corporation's compensation to its Named Executive Officers for the period ended March 31, 2024 or for any prior fiscal periods.  The trading price of the Corporation's Common Shares is subject to fluctuation based on several factors, many of which are outside the control of Burcon.  These include market perception of the Corporation's ability to achieve business goals, trading volume in the Corporation's Common Shares, changes in general conditions in the economy and the financial markets or other general developments in the animal or plant protein industry that affect the Corporation or its competitors.  In determining compensation, the Board strives to be competitive in order to attract, retain and motivate executives, provide incentives for executives and key employees to work towards achieving business goals and objectives as well as to ensure that the interests of management of Burcon and Burcon's shareholders are aligned.

Compensation of Executive Officers

Summary Compensation Table

Kip Underwood, Chief Executive Officer, Jade Cheng, Former Chief Financial Officer, Randy Willardsen, Senior Vice President, Process, Dorothy Law, Senior Vice President Legal and Corporate Secretary and Martin Schweizer, Vice President, Technical Development are the "Named Executive Officers" of Burcon for the purposes of the following disclosure, which is required for all reporting issuers, as set out in securities legislation.  The following table provides a summary of the total compensation paid to the Named Executive Officers during Burcon's three most recently completed fiscal years ended March 31, 2024, March 31, 2023 and March 31, 2022.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)		Pension value ($)	All other compen -sation ($)	Total compen- sation ($)
					Annual incentive plans	Long term incentive plans
Kip Underwood, Chief Executive Officer	2024 2023 2022	468,028 164,861 N/A	Nil Nil N/A	79,724(1) 261,830(1) N/A	134,225 Nil N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A	681,977 426,691 N/A

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)		Pension value ($)	All other compen -sation ($)	Total compen- sation ($)
					Annual incentive plans	Long term incentive plans
Jade Cheng(2) Former Chief Financial Officer	2024 2023 2022	210,125 205,000 200,000	Nil Nil Nil	15,338(1) 22,230(1) 69,057(1)	35,000 35,000 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	260,463 262,230 269,057
Randy Willardsen SVP, Process	2024 2023 2022	194,220 190,524 226,638	Nil Nil Nil	7,924(1) 22,230(1) 69,057(1)	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	202,144 212,754 295,695
Dorothy Law SVP, Legal and Corporate Secretary	2024 2023 2022	214,901 181,705 177,273	Nil Nil Nil	14,938(1) 22,230(1) 69,057(1)	27,955 27,273 50,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	257,794 231,208 296,330
Martin Schweizer VP, Technical Development	2024 2023 2022	185,844 185,281 178,500	3,307 Nil Nil	7,924(1) 22,230(1) 69,057(1)	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	197,075 207,511 247,557

(1) In determining the fair value of the option awards for NEOs, the Black-Scholes option pricing model was used and was calculated in accordance with IFRS 2, Share-based payment, with the following assumptions:

Assumptions	2024	2023	2022
Risk-free interest rate:	3.83%	3.61%	1.80%
Dividend rate:	0%	0%	0%
Expected forfeitures:	6.13%	6.76%	6.47%
Expected volatility in the market price of shares:	86.99%	85.42%	84.24%
Expected life:	5.2 years	5.6 years	5.0 years
Fair value per option:	$0.11	$0.23	$0.86

(2) Ms. Jade Cheng resigned from the Corporation effective June 30, 2024.  Mr. Robert Peets was appointed as the Corporation's chief financial officer on July 1, 2024.

Outstanding Option-Based and Share-Based Awards

The following table sets forth, for each Named Executive Officer, all of the option-based and share-based grants and awards outstanding on March 31, 2024.

	Option-based Awards				Share Based Awards
Name	Number of securities underlying unexercised options (#)	Option Exercise Price ($)	Option Expiration Date mm/dd/yyyy	Value of unexercised in-the- money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)(1)	Market or payout value of vested share-based awards not paid out or distributed ($)
Kip Underwood Chief Executive Officer	300,000	0.40	11/07/2028(2)	0	Nil	Nil	Nil
	200,000	1.00	11/07/2032(3)	0
	200,000	1.50	11/07/2032(3)	0
	200,000	2.00	11/07/2032(3)	0
	300,000	3.00	11/07/2032(3)	0
	300,000	0.185	07/24/2029(4)	33,000
	200,000	0.70	07/24/2033(3)	0
	300,000	0.125	11/09/2029(5)	51,000
Jade Cheng Former Chief Financial Officer	53,761	2.86	11/10/2024(6)	0	Nil	Nil	Nil
	43,398	2.33	11/12/2025(7)	0
	39,086	2.66	12/15/2026(8)	0
	24,000	0.69	1/3/2028(9)	0
	54,000	0.23	2/19/2029(10)	3,510
	70,000	1.88	1/27/2030(11)	0
	80,000	4.01	1/19/2027(12)	0
	80,000	1.29	2/10/2028(13)	0
	80,000	0.39	11/09/2028(14)	0
	100,000	0.125	11/09/2029(15)	17,000
	50,000	0.22	03/13/2030(16)	3,750
Randy Willardsen SVP, Process	67,201	2.86	11/10/2024(6)	0	Nil	Nil	Nil
	54,247	2.33	11/12/2025(7)	0
	48,858	2.66	12/15/2026(8)	0
	44,000	0.23	2/19/2029(10)	2,860
	50,000	1.88	1/27/2030(11)	0
	80,000	4.01	1/19/2027(12)	0
	80,000	1.29	2/10/2028(13)	0
	80,000	0.39	11/09/2028(14)	0
	100,000	0.125	11/09/2029(15)	17,000
Dorothy Law SVP, Legal and Corporate Secretary	53,761	2.86	11/10/2024(6)	0	Nil	Nil	Nil
	43,398	2.33	11/12/2025(7)	0
	39,086	2.66	12/15/2026(8)	0
	36,000	0.69	1/3/2028(9)	0
	54,000	0.23	2/19/2029(10)	3,510
	70,000	1.88	1/27/2030(11)	0
	80,000	4.01	1/19/2027(12)	0
	80,000	1.29	2/10/2028(13)	0
	80,000	0.39	11/09/2028(14)	0
	100,000	0.125	11/09/2029(15)	17,000
	50,000	0.22	03/13/2030(17)	3,750

	Option-based Awards				Share Based Awards
Name	Number of securities underlying unexercised options (#)	Option Exercise Price ($)	Option Expiration Date mm/dd/yyyy	Value of unexercised in-the- money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)(1)	Market or payout value of vested share-based awards not paid out or distributed ($)
Martin Schweizer VP, Technical Development	53,761	2.86	11/10/2024(6)	0
	43,398	2.33	11/12/2025(7)	0
	39,086	2.66	12/15/2026(8)	0
	36,000	0.69	1/3/2028(9)	0
	72,000	0.23	2/19/2029(10)	4,680
	50,000	1.88	1/27/2030(11)	0
	80,000	4.01	1/19/2027(12)	0
	80,000	1.29	2/10/2028(13)	0
	80,000	0.39	11/09/2028(14)	0
	100,000	0.125	11/09/2029(15)	17,000

(1) Based on Burcon's closing price on March 29, 2024 of $0.295 per share on the TSX (there was no trading on March 31, 2024).

(2) These options vested as to 1/3 on November 7, 2023 and will vest as to 1/3 on each of November 7, 2024 and November 7, 2025.

(3) These options vest as to 1/3 on each of the 1st, 2nd and 3rd anniversary of the date on which the closing trading price of Burcon common shares listed on the TSX is at or above the exercise price of the applicable options.

(4) These options vest as to 1/3 on each of July 24, 2024, July 24, 2025 and July 24, 2026.

(5) These options vest as to 1/3 on each of November 9, 2024, November 9, 2025 and November 9, 2026.

(6) These options vested as to 1/3 on each of November 10, 2015, November 10, 2016 and November 10, 2017.

(7) These options vested as to 1/3 on each of November 12, 2016, November 12, 2017 and November 12, 2018.

(8) These options vested as to 1/3 on each of December 15, 2017, December 15, 2018 and December 15, 2019.

(9) These options vested as to 1/3 on each of January 3, 2019, January 3, 2020 and January 3, 2021.

(10) These options vested as to 1/3 on each of February 19, 2020, February 19, 2021 and February 19, 2022.

(11) These options vested as to 1/3 on each of January 27, 2021, January 27, 2022 and January 27, 2023.

(12) These options vested as to 1/3 on each of January 19, 2022, January 19, 2023 and January 2024.

(13) These options vested as to 1/3 on each of February 10, 2023 and February 10, 2024, respectively and will vest as to 1/3 on February 10, 2025.

(14) These options vested as to 1/3 on November 9, 2023 and will vest as to 1/3 on each of November 9, 2024 and November 9, 2025, respectively.

(15) These options vest as to 1/3 on each of November 9, 2024,  November 9, 2025 and November 9, 2026, respectively.

(16) These options all vested on March 13, 2024.

(17) These options will all vest on March 13, 2025.

Value Vested or Earned during Fiscal Year Ended March 31, 2024

The following table sets forth, for each Named Executive Officer, the value vested for all outstanding option-based and share-based awards and the value earned for all non-equity incentive plan compensation during the twelve-month period ended March 31, 2024.

Name	Option-based awards - Value vested during the year(1) ($)	Share-based awards - Value vested during the year ($)	Non-equity incentive plan compensation - Value earned during the year ($)
Kip Underwood	0(2)	Nil	Nil
Peter H. Kappel	0(2)	Nil	Nil
Jade Cheng	0(2)	Nil	Nil
Randy Willardsen	0(2)	Nil	Nil
Dorothy Law	0(2)	Nil	Nil
Martin Schweizer	0(2)	3,307(3)	Nil

(1) See the "Outstanding Option Based and Share Based Awards" table for NEOs (above) for more information on the options and share based awards awarded to NEOs.

(2) Based on the following closing prices of Burcon on the TSX:

November 7, 2023	$0.125
November 9, 2023	$0.13
January 19, 2024	$0.185
February 9, 2024 (no trading on February 10, 2024)	$0.205
March 13, 2024	$0.21

(3) Mr. Schweizer's restricted share units were redeemed during fiscal year 2024.  6,890 Common Shares were redeemed on each of July 10, 2023 and November 30, 2023, respectively, and 6,891 Common Shares were redeemed on January 31, 2024.  The amount disclosed in the above table is based on the following closing prices of Burcon on each of the redemption dates:

June 30, 2023	$0.17
November 30, 2023	$0.12
January 31, 2024	$0.19

Employment and Consulting Contracts with Named Executive Officers

Burcon has entered into employment agreements with the following Named Executive Officers below:

Kip Underwood

Mr. Underwood was appointed as Chief Executive Officer of the Corporation on November 7, 2022.  Under the terms of Mr. Underwood's employment agreement, Mr. Underwood is entitled to an annual base salary, and, at the discretion of Corporation, participation in the Corporation's incentive program, including, but not limited to, any bonus, share option, share purchase, share bonus or financial assistance program or plan and participation in the benefits plan available to senior staff from time to time.

Total compensation paid to Mr. Underwood during fiscal 2024 and 2023 is disclosed in the Summary Compensation Table.  Mr. Underwood was paid a bonus of US$100,000 during fiscal 2024 for his accomplishments up to and during the fiscal year.

Mr. Underwood's employment agreement has an indefinite term and may be terminated by Mr. Underwood at any time by providing 90 days' notice in writing to the Corporation.  In the event that the Corporation wishes to terminate Mr. Underwood's employment without cause, Mr. Underwood is entitled to payment of salary and any amounts owing to him under any applicable incentive program earned up to and including the last day of employment and (a) notice of termination or salary in lieu thereof equal to 6 months' salary; and (b) Mr. Underwood shall be deemed to be a "Service Provider" as that term is defined in the Corporation's share option plan for up to two months after the last day of his employment and he will be permitted to exercise any options he may hold during that time period.  Mr. Underwood's employment agreement does not contain provisions to provide for a severance payment in the event of a change of control.

Mr. Underwood's employment agreement contains provisions with respect to non-competition and non-solicitation during the term of the employment agreement and for a period of 12 months following the termination of his employment for any reason.

Jade Cheng

Ms. Cheng entered into an employment agreement with the Corporation on March 1, 2011.  Prior thereto, Ms. Cheng had been providing her services as the Corporation's Chief Financial Officer pursuant to the management services agreement between the Corporation and Burcon Group Limited.    Under the terms of Ms. Cheng's employment agreement, Ms. Cheng was entitled to an annual base salary, and, at the discretion of the Corporation, participation in the Corporation's incentive program, including, but not limited to, any bonus, share option, share purchase, share bonus or financial assistance program or plan and participation in the benefits plan available to senior staff from time to time.

Total compensation paid to Ms. Cheng during fiscal 2024, 2023 and 2022 is disclosed in the Summary Compensation Table. During fiscal year 2023, Ms. Cheng was paid a bonus of $35,000, to compensate her for her contributions to Burcon's achievement of various corporate objectives during fiscal years 2022 and 2023.  Ms. Cheng was paid a bonus of $35,000 during fiscal year 2024 to compensate her for achievements that year.

Ms. Cheng resigned as chief financial officer of the Corporation effective June 30, 2024.  Mr. Robert Peets was appointed as chief financial officer of Burcon effective July 1, 2024.

Ms. Cheng's employment agreement had an indefinite term and may be terminated by Ms. Cheng at any time by providing two months' notice in writing to the Corporation.  In the event that the Corporation terminated Ms. Cheng's employment without cause, Ms. Cheng was entitled to payment of salary and any amounts owing to her under any applicable incentive program earned up to and including the last day of employment and (a) notice of termination or salary in lieu thereof equal to 18 months' salary, plus one month of additional salary for each year of continuous employment with the Corporation from the effective date of her employment agreement up to a maximum of 24 months (the "Notice Period"), (b) continuation of coverage of British Columbia medical services plan and extended health and dental coverage where such continuation of coverage is permitted by the terms of the benefits plan during the Notice Period or until Ms. Cheng obtains alternative employment, whichever is earlier; and (c) where the terms of the Corporation's applicable share option plan permits an optionee to do so, Ms. Cheng shall be deemed to be a "Service Provider" as that term is defined in the Corporation's share option plan until the last day of the Notice Period and she will be permitted to exercise any options she may hold during that time period.

Ms. Cheng's employment agreement contains provisions with respect to non-competition and non-solicitation during the term of the employment agreement and for a period of 12 months following the termination of her employment for any reason.

In the event of a change of control, Ms. Cheng may have elected to terminate her employment agreement.  If she does so, then the Corporation would pay a severance payment of salary equal to 18 months plus one additional month salary per year of continuous service with the Corporation from the effective date of the employment agreement up to a maximum of 24 month's salary.  Pursuant to the Corporation's Amended and Restated 2001 Share Option Plan, a change of control is an "Accelerated Vesting Event".  If an Accelerated Vesting Event occurred and TSX approval was obtained, Ms. Cheng would be entitled to exercise each option held by her at any time on or before the expiry date of such option, provided that the Accelerated Vesting Event must have occurred on or before the last day on which Ms. Cheng worked for Burcon.

Randy Willardsen

Mr. Randy Willardsen is a consultant of Burcon.  The following is a summary of the terms of his consulting contract with the Corporation.

Mr. Willardsen was initially engaged as a consultant of Burcon in April 1999 to evaluate the commercial viability of the canola protein extraction and purification process (the "Process") of B.M.W. Canola Inc. ("BMW").  Burcon acquired BMW in October 1999 and changed BMW's name to Burcon NutraScience (MB) Corp.  ("Burcon-MB").  By an agreement dated November 30, 2001, Burcon engaged Mr. Willardsen as a consultant to assist with the commercialization of the Process.  He was appointed as Senior Vice President, Process of the Corporation on November 30, 2001.  Mr. Willardsen and the Corporation entered into a new Management Consulting Agreement (the "Consulting Agreement") on December 19, 2007, which was amended on December 15, 2008, May 4, 2011 and July 31, 2019.

The Consulting Agreement had an initial term of 18 months, but automatically renews for successive one-year periods unless either the Consultant or the Corporation terminates the Consulting Agreement 30 days prior to the end of the term.  After the formation of Merit Functional Foods Corporation ("Merit Foods") by Burcon and the other shareholders of Merit Foods, Burcon and Merit Foods entered into a services agreement pursuant to which Burcon and Burcon-MB will provide services to Merit Foods in connection with the commercialization efforts of Merit Foods of Burcon's pea and canola protein technologies.  As a result, Mr. Willardsen increased the time he spent performing the services.  In order to compensate Mr. Willardsen for the increased amount of time spent, Burcon and Mr. Willardsen entered into an amendment to the Consulting Agreement dated July 31, 2019, pursuant to which he would paid at a rate of US$100 per hour rather than a monthly fee.  Effective February 1, 2022, Burcon and Mr. Willardsen agreed to revert his compensation back to a monthly fee of US$12,000.  Total compensation paid to Mr. Willardsen during fiscal 2024, 2023 and 2022 is disclosed in the Summary Compensation Table

The Consulting Agreement may be terminated by either party to the agreement with written notice to the other party of not less than 30 days.  The Consulting Agreement does not provide for payment in the event of a change of control.

Dorothy K.T. Law

Ms. Law entered into an employment agreement with the Corporation on March 1, 2011.  Prior thereto, Ms. Law had been providing her services as the Corporation's Senior Vice President, Legal and Corporate Secretary pursuant to the management services agreement between the Corporation and Burcon Group Limited.  The terms of Ms. Law's employment agreement are similar to those of Ms. Cheng's agreement.  Under the terms of Ms. Law's employment agreement, Ms. Law is entitled to an annual base salary, and, at the discretion of the Corporation, participation in the Corporation's incentive program, including, but not limited to, any bonus, share option, share purchase, share bonus or financial assistance program or plan and participation in the benefits plan available to senior staff from time to time.

Total compensation paid to Ms. Law during fiscal 2023, 2022 and 2021 is disclosed in the Summary Compensation Table.  During fiscal years 2022 and 2023, Ms. Law was employed on a part-time basis.  Ms. Law was paid a bonus of $50,000 to compensate her for her contributions to Burcon's achievement of various corporate objectives during fiscal year 2022 and for working on a full-time basis during the period.  Ms. Law was also paid $27,273 and $27,955 for working on a full-time basis during fiscal years 2023 and 2024.  Ms. Law's employment reverted to full-time during fiscal year 2024.

Ms. Law's employment agreement has an indefinite term and may be terminated by Ms. Law at any time by providing two months' notice in writing to the Corporation.  In the event that the Corporation terminates Ms. Law's employment without cause, Ms. Law is entitled to payment of salary and any amounts owing to her under any applicable incentive program earned up to and including the last day of employment and (a) notice of termination or salary in lieu thereof equal to 18 months' salary, plus one month of additional salary for each year of continuous employment with the Corporation from the effective date of her employment agreement up to a maximum of 24 months (the "Notice Period"), (b) continuation of coverage of British Columbia medical services plan and extended health and dental coverage where such continuation of coverage is permitted by the terms of the benefits plan during the Notice Period or until Ms. Law obtains alternative employment, whichever is earlier; and (c) where the terms of the Corporation's applicable share option plan permits an optionee to do so, Ms. Law shall be deemed to be a "Service Provider" as that term is defined in the Corporation's share option plan until the last day of the Notice Period and she will be permitted to exercise any options she may hold during that time period.

Ms. Law's employment agreement contains provisions with respect to non-competition and non-solicitation during the term of the employment agreement and for a period of 12 months following the termination of her employment for any reason.

In the event of a change of control, Ms. Law may elect to terminate her employment agreement.  If she does so, then the Corporation will pay a severance payment of salary equal to 18 months plus one additional month salary per year of continuous service with the Corporation from the effective date of the employment agreement up to a maximum of 24 month's salary.  Pursuant to the Corporation's Amended and Restated 2001 Share Option Plan, a change of control is an "Accelerated Vesting Event".  If an Accelerated Vesting Event occurs and TSX approval is obtained, Ms. Law will be entitled to exercise each option held by her at any time on or before the expiry date of such option, provided that the Accelerated Vesting Event must have occurred on or before the last day on which Ms. Law worked for Burcon.

Martin Schweizer

Dr. Schweizer entered into an employment agreement with Burcon-MB on March 21, 2002 and commenced his employment in May 2002 as a process engineering specialist.  Since January 2003, Dr. Schweizer has overseen Burcon's research and development efforts at its Winnipeg Technical Centre.  Dr. Schweizer was appointed as the Corporation's Vice President, Technical Development in September 2009.  Total compensation paid to Dr. Schweizer during fiscal 2024, 2023 and 2022 is disclosed in the Summary Compensation Table.  On March 3, 2022, Burcon-MB and Dr. Schweizer entered into an amended and restated employment agreement.

Dr. Schweizer's employment agreement has an indefinite term and may be terminated by Dr. Schweizer at any time by providing 60 days' notice in writing to the Corporation.  In the event that Burcon-MB terminates Dr. Schweizer's employment without cause, Dr. Schweizer is entitled to notice of twelve (12) months or payment in lieu of notice or a combination of notice and payment under the employment agreement. Burcon-MB will continue Mr. Schweizer's coverage for extended health and dental plan coverage, where such continuation of coverage is permitted by the terms of the benefits plans during the notice period or until he obtains alternative employment, whichever is earlier; and where the terms of the Corporation's applicable share option plan(s) permit an optionee to do so, Mr. Schweizer shall be deemed to be a "Service Provider" as that term is defined in the Corporation's share option plan for up to two months of the notice period and Mr. Schweizer will be permitted to exercise any options he holds during that time period.

Dr. Schweizer's employment agreement contains provisions with respect to non-competition and non-solicitation during the term of the employment agreement and for a period of 12 months following the termination of his employment for any reason.  Dr. Schweizer's employment agreement does not provide for payment in the event of a change of control.

Estimated Termination Payments

The table below reflects amounts payable to the Named Executive Officers, assuming their employment was terminated on March 31, 2024 either without cause or upon change of control of the Corporation.

Name	Termination Other than for Cause ($)	Continued Benefits ($)	Termination Upon Change of Control ($)
Kip Underwood	160,000(1)	Nil	Nil
Jade Cheng(2)	420,250	9,159	420,250
Randy Willardsen	12,000(1)	N/A	Nil
Dorothy Law	429,802	9,159	429,802
Martin Schweizer	185,844	4,080	185,844

(1) The amounts payable to Mr. Underwood and Mr. Willardsen are in US dollars.

(2) Ms. Cheng resigned from the Corporation effective June 30, 2024.  Mr. Robert Peets was appointed as the Corporation's chief financial officer on July 1, 2024.

Compensation of Directors

Burcon's compensation program for its directors comprises of an annual retainer fee, a fee for meeting attendance and incentive stock options.  Each non-management director of Burcon is paid an annual retainer of $7,500 ("Annual Retainer") and $750 for attendance at each committee or Board meeting.  The non-management director Annual Retainer and per meeting fee has remained the same since 2004.  For the financial year ended March 31, 2024, Burcon paid $45,000 in Annual Retainer fees and an aggregate of $81,750 to directors for attendance at committee and Board meetings during the year.  In an effort to conserve cash, the board of directors suspended the Annual Retainer fees and fees for attendance at committee and Board meetings from January 1, 2023 to June 30, 2023.

There were no management directors on the Board during fiscal year 2024.  During the year ended March 31, 2024, the non-management directors of Burcon included Alan Chan, J. Douglas Gilpin, Peter Kappel, David Lorne John Tyrrell, Debora S. Fang, Jeanne McCaherty, Alfred Lau, Aaron T. Ratner and John Vassallo.  Mr. Gilpin's directorship ended on September 20, 2023.

Incentive stock options to directors are granted by the Board, based on the recommendations of the Compensation Committee. The Board reviews the Compensation Committee's recommendations regarding grants of option prior to approval.  Upon grant, director incentive stock options vest immediately, unless otherwise determined by the Board.  Ms. Fang, Mr. Lau and Dr. Tyrrell received additional options for the year ended March 31, 2024 for their service as chair of a committee of the Board.  Mr. Peter Kappel also received additional options for the year ended March 31, 2024 for his service as Interim Chief Executive Officer and as chairman of the Board.  Directors were not granted any restricted share units during the fiscal year.

In its benchmarking review, Hugessen noted that the design of Burcon's director pay program is generally in line with peer practices and saw no need to amend the pay levels or design in the near term.  Hugessen recommended that as the Corporation's cash flow position strengthens in the future, the Board may consider adjusting the pay mix to more evenly weighting between cash and equity and the potential of moving from director stock options to deferred share units.

Director Compensation Table

During the most recently completed fiscal year ended March 31, 2024, each non-management director of Burcon received total compensation for services provided to Burcon in his or her capacity as director as follows:

Name(1)	Fees earned(2)(3) ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compen- sation ($)	Total compen- sation ($)
Alan Chan	13,875	Nil	4,374(5)	Nil	Nil	Nil	18,249
J. Douglas Gilpin	3,375	Nil	Nil	Nil	Nil	Nil	3,375

Name(1)	Fees earned(2)(3) ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compen- sation ($)	Total compen- sation ($)
David Lorne John Tyrrell	15,375	Nil	5,249(5)	Nil	Nil	Nil	20,624
Peter H. Kappel	22,125	Nil	17,496	Nil	Nil	Nil	39,621
Debora S. Fang	13,125	Nil	5,249(5)	Nil	Nil	Nil	18,374
Jeanne McCaherty	15,375	Nil	4,374(5)	Nil	Nil	Nil	19,749
Alfred Lau	15,375	Nil	5,249(5)	Nil	Nil	Nil	20,624
Aaron T. Ratner	13,125	Nil	4,374(5)	Nil	Nil	Nil	17,499
John A. Vassallo	15,000	Nil	8,748(5)	Nil	Nil	Nil	23,748

(1) Each non-management director is paid a fee of $750 per meeting for attendance at each Board or committee meeting.  Director fees were suspended from January 1, 2023 to June 30, 2023 due to the Corporation's efforts to cash conservation.

(3) Each non-management director is paid an annual retainer of $7,500.  Retainer fees were suspended from January 1, 2023 to June 2023 due to cash conservation.  See "Director Compensation".

(4) Mr. Gilpin's directorship ended on September 20, 2023.  Mr. Vassallo was elected as director on September 20, 2023.

(5) In determining the fair value of the option awards, the Black-Scholes option pricing model was used and was calculated in accordance with IFRS 2, Share-based payment, with the following assumptions:

Assumptions (weighted average)	2024
Risk-free interest rate:	3.90%
Dividend rate:	0%
Expected forfeitures:	6.05%
Expected volatility in the market price of shares:	86.81%
Expected life:	5.0 years
Fair value per option:	$0.09

Outstanding Option-Based and Share-Based Awards

The following table sets forth, for each non-management director, all of the option-based and share-based grants and awards outstanding on March 31, 2024.

	Option-based Awards				Share Based Awards
Name	Number of	Option	Option	Value of	Number of	Market or
	securities	Exercise	Expiration Date	unexercised	shares or	payout
	underlying	Price	mm/dd/yyyy	in-the-	units of	value of
	unexercised	($)		money	shares that	share-based
	options			options(1)	have not	awards that
	(#)			($)	vested	have not
					(#)	vested
						($)
Alan Chan	20,000	2.86	11/10/2024(3)	0	N/A	N/A
	24,462	2.33	11/12/2025(4)	0
	21,382	2.66	12/15/2026(5)	0
	20,000	0.69	1/3/2028(6)	0
	30,000	0.23	2/19/2029(7)	1,950
	30,000	1.88	1/27/2030(8)	0
	40,000	4.01	1/19/2027(9)	0
	40,000	1.29	2/10/2028(10)	0
	40,000	0.39	11/09/2028(11)	0
	50,000	0.125	11/09/2029(12)	8,500
J. Douglas	20,000	2.86	11/10/2024(3)	0	N/A	N/A
Gilpin(2)	24,462	2.33	11/12/2025(4)	0
	21,382	2.66	12/15/2026(5)	0
	20,000	0.69	1/3/2028(6)	0
	30,000	0.23	2/19/2029(7)	1,950
	40,000	1.88	1/27/2030(8)	0
	50,000	4.01	1/19/2027(9)	0
	50,000	1.29	2/10/2028(10)	0
	50,000	0.39	11/09/2028(11)	0
David Lorne	20,000	2.86	11/10/2024(3)	0	N/A	N/A
John Tyrrell	24,462	2.33	11/12/2025(4)	0
	21,382	2.66	12/15/2026(5)	0
	50,000	1.88	1/27/2030(8)	0
	85,000	4.01	1/19/2027(9)	0
	60,000	1.29	2/10/2028(10)	0
	60,000	0.39	11/09/2028(11)	0
	60,000	0.125	11/09/2029(12)	10,200
Peter H.	41,120	2.76	2/22/2026(13)	0	Nil	Nil
Kappel	21,382	2.66	12/15/2026(5)	0
	70,000	1.88	1/27/2030(8)	0
	100,000	4.01	1/19/2027(9)	0
	100,000	1.29	2/10/2028(10)	0
	100,000	0.39	11/09/2028(11)	0
	200,000	0.125	11/09/2029(12)	34,000
Debora S.	50,000	2.47	8/31/2030(14)	0	N/A	N/A
Fang	40,000	4.01	1/19/2027(9)	0
	40,000	1.29	2/10/2028(10)	0
	50,000	0.39	11/09/2028(11)	0
	60,000	0.125	11/09/2029(12)	10,200

	Option-based Awards				Share Based Awards
Name	Number of	Option	Option	Value of	Number of	Market or
	securities	Exercise	Expiration Date	unexercised	shares or	payout
	underlying	Price	mm/dd/yyyy	in-the-	units of	value of
	unexercised	($)		money	shares that	share-based
	options			options(1)	have not	awards that
	(#)			($)	vested	have not
					(#)	vested
						($)
Jeanne	50,000	2.99	7/20/2027(15)	0	N/A	N/A
McCaherty	80,000	1.29	2/10/2028(10)	0
	80,000	0.39	11/09/2028(11)	0
	50,000	0.125	11/09/2029(12)	8,500
Alfred Lau	50,000	1.90	11/10/2027(16)	0	N/A	N/A
	30,000	1.29	2/10/2028(10)	0
	40,000	0.39	11/09/2028(11)	0
	60,000	0.125	11/09/2029(12)	10,200
Aaron T.	50,000	0.39	11/29/2028(17)	0	N/A	N/A
Ratner	50,000	0.125	11/09/2029(12)	8,500
John A.	100,000	0.125	11/09/2029(12)	17,000	N/A	N/A
Vassallo

(1) Based on Burcon's March 31, 2024 closing price of $0.295 per share on the TSX.

(2) Mr. J. Douglas Gilpin was a director until September 20, 2023. Mr. Gilpin and the Corporation have entered into a consulting agreement pursuant to which Mr. Gilpin acts as advisor to Mr. Alfred Lau, the chair of the audit committee, who succeeded Mr. Gilpin after Mr. Gilpin's directorship ended. Mr. Gilpin is compensated based on an hourly rate. As well, Mr. Gilpin and the Corporation agreed that the stock options granted to Mr. Gilpin forms a part of the compensation for his services. The consulting agreement has a one year term and expires September 20, 2024.

(3) These options all vested on November 10, 2014.

(4) These options all vested on November 12, 2015.

(5) These options all vested on December 15, 2016.

(6) These options all vested on January 3, 2018.

(7) These options all vested on February 19, 2019.

(8) These options all vested on January 27, 2020.

(9) These options all vested on January 19, 2021.

(10) These options all vested on February 10, 2022.

(11) These options all vested on November 9, 2022.

(12) These options all vested on November 9, 2023.

(13) These options all vested on February 22, 2016.

(14) These options all vested on August 31, 2020.

(15) These options all vested on July 20, 2021.

(16) These options all vested on November 10, 2021.

(17) These options all vested on November 29, 2022.

Value Vested or Earned during Fiscal Year Ended March 31, 2024

The following table sets forth, for each non-management director, the value vested for all outstanding option-based and share-based awards and the value earned for all non-equity incentive plan compensation during the twelve-month period ended March 31, 2024.

Name(1)	Option-based awards - Value vested during the year(1) ($)	Share-based awards - Value vested during the year ($)	Non-equity incentive plan compensation - Value earned during the year ($)
Alan Chan	250(3)	N/A	N/A
J. Douglas Gilpin(2)	N/A	N/A	N/A
David Lorne John Tyrrell	300(3)	N/A	N/A
Peter H. Kappel	1,000	N/A	N/A
Debora S. Fang	300(3)	N/A	N/A
Jeanne McCaherty	250(3)	N/A	N/A
Alfred Lau	300(3)	N/A	N/A
Aaron T. Ratner	250(3)	N/A	N/A
John A. Vassallo	500(3)	N/A	N/A

(1) See the "Outstanding Option-Based and Share-Based Awards" table for directors (above) for more information on the options awarded to directors.

(2) See note (2) in the "Outstanding Option-Based and Share-Based Awards" table for directors (above).  No options were granted to Mr. Gilpin during the fiscal year.

(3) Based on Burcon's November 9, 2023 closing price of $0.13 per share on the TSX.

Executive Compensation-Related Fees

Hugessen Consulting Inc. of Toronto, Ontario was engaged on April 1, 2021 to assist the Compensation Committee to conduct a review of the compensation structure for Corporation's directors or officers.  No fees were billed by any consultant or advisors for services related to determining compensation for the Corporation's directors and executive officers and employees for the years ended March 31, 2024 and March 31, 2023.

ADDITIONAL INFORMATION

Indebtedness of Directors and Executive Officers

None of the directors or executive officers of Burcon or any subsidiary thereof, or any associate or affiliate of any of them, is or has been indebted to Burcon or its subsidiaries, or to another entity where any indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Burcon or any of its subsidiaries.

Interest of Certain Persons in Matters to be Acted Upon

Other than as set forth in this Management Proxy Circular, no person who has been a director or executive officer of Burcon at any time since the beginning of the last fiscal year, nor any individual proposed to be a director or officer of Burcon, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, other than the election of directors.

Interest of Informed Persons in Material Transactions

Through his wholly-owned company, Firewood Elite Limited ("Firewood"), Mr. Alan Chan, a director of Burcon, owns directly or indirectly, approximately 18.05% of the issued and outstanding Common Shares of Burcon.  Firewood's wholly-owned subsidiary, Large Scale Investments Limited ("Large Scale") entered into a loan agreement (the "Loan Agreement") pursuant to which Large Scale will provide Burcon with a secured loan of up to $10 million (the "Loan Amount").  Upon the satisfaction of certain conditions with respect to each tranche, the Loan Amount will be available in two tranches of $5 million each. The first tranche closed on June 22, 2024 and originally had a maturity date of July 1, 2024.  On August 2, 2023, the Burcon and Large Scale entered into a letter agreement to extend the maturity date to July 1, 2025.  The second tranche closed on December 17, 2023 and will have a maturity date of December 17, 2025 (each of July 1, 2025 and December 17, 2025 referred to as the "Maturity Date").

Large Scale will be paid a commitment fee of 1% of the undrawn amount of the Loan Amount under each tranche on: (i) the closing date of such tranche and (ii) each annual anniversary of the closing date of such tranche. The drawn portion of the Loan Amount will bear interest at a rate of 8% per annum (the "Principal Balance"). Interest on the Principal Balance will accrue monthly, not in advance, and will be payable on the Maturity Date of the applicable tranche. As of the date of hereof, a total of $6 million has been drawn under the 2022 Large Scale Loan.  In connection with the first tranche, Large Scale was paid a commitment fee of $50,000 in August 2022 and an additional $50,000 is payable to Large Scale as a commitment fee for the closing of the second tranche.  Mr. Chan is a director of Large Scale.  For further information on the Loan Agreement, refer to pages 6 and 67-69 of Burcon's Annual Information Form ("AIF") dated June 26, 2024.  A copy of the AIF can be found on the SEDAR website at www.sedar.com.  Shareholders may obtain a copy of the AIF by written request to Burcon at Suite 490 - 999 West Broadway, Vancouver British Columbia, V5Z 1K5, Attn: Corporate Secretary.

To the knowledge of Burcon's management, no other insider or nominee for election as a director of Burcon, or any associate or affiliate of any such persons, had any interest in any material transaction during the year ended March 31, 2024, or has any interest in any proposed transaction that has materially affected or would materially affect Burcon or any of its subsidiaries.

Requesting Documentation

Additional information relating to Burcon can be found on the SEDAR website at www.SEDAR.com. Shareholders may obtain copies of Burcon's financial statements and management's discussion and analysis ("MD&A") by written request to Burcon at Suite 490 - 999 West Broadway, Vancouver British Columbia, V5Z 1K5, Attn.: Corporate Secretary.  Financial information is provided in Burcon's comparative financial statements and MD&A for its most recently completed financial year.

DIRECTORS' APPROVAL

The contents of this Management Proxy Circular and its distribution to shareholders have been approved by the Board of Burcon.

DATED at Vancouver, British Columbia, as of the 1st day of August, 2024.

BY ORDER OF THE BOARD OF DIRECTORS

"Kip Underwood"
Kip Underwood
Chief Executive Officer

Schedule "A"

BOARD OF DIRECTORS' MANDATE

BURCON NUTRASCIENCE CORPORATION

BOARD OF DIRECTORS' MANDATE

PURPOSE

1. The board of directors (the "Board") of Burcon NutraScience Corporation (the "Corporation") is responsible for the overall stewardship of the Corporation and for managing and supervising the management of the Corporation.  The Board shall at all times act in the best interests of the Corporation.

RESPONSIBILTIES

2. The Board discharges its responsibilities for supervising the management of the business and affairs of the Corporation by delegating the day-to-day management of the Corporation to senior officers.  In discharging its responsibility, the Board should, among other things:

(a) to the extent feasible, satisfy itself as to the integrity of the chief executive officer (the "CEO") and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the organization, including approving and monitoring compliance with the Corporation's Code of Ethics and Conduct;

(b) adopt a strategic planning process and approve, on at least an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the Corporation's business;

(c) ensure that the business of the Corporation is conducted in compliance with applicable laws and regulations;

(d) require management to develop and maintain a strategy to communicate effectively with its security holders, investment analysts and the public generally and to accommodate and address feedback from security holders;

(e) through the Corporation's Audit Committee, oversee the accounting and financial reporting process of the Corporation and the audits of its financial statements, identify the principal risks of the Corporation's business, and ensure the implementation of appropriate systems to manage these risks and require management to maintain internal control and management information systems and monitor these systems;

(f) through the Corporation's Compensation Committee, review and approve the Corporation's employee and management compensation policies and practices, incentive compensation plans (cash and equity-based short and long term incentive plans), the amount and form of compensation of the executive officers of the Corporation and plan for senior management succession, including the appointment, training and monitoring of senior management's performance; and

(g) through the Corporation's Corporate Governance and Nominating Committee, develop the Corporation's approach to corporate governance, including developing a set of corporate governance principles and guidelines that are applicable to the Corporation, monitor the governance of the board of directors and board committees, review and approve the amount and form of compensation to the directors of the Corporation, all director nominations to the Board and succession plans for directors of the Corporation.

ORGANIZATION OF THE BOARD

3. The organization of the Board shall comply with applicable corporate and securities laws.

4. Appointments to the Board will be reviewed on an annual basis.

5. The Board will report to the shareholders of the Corporation.

6. The Board may:

(a) appoint one or more committees of the Board, however designated, and delegate to any such committee any of the powers of the Board, except those which are not permitted under applicable corporate and securities laws;

(b) appoint a Chairman of the Board and prescribe his or her powers and duties;

(c) appoint a Chief Executive Officer and prescribe his or her powers and duties;

(d) appoint such senior officers of the Corporation and prescribe their powers and duties as may be recommended by the Chief Executive Officer from time to time.

MEETINGS, MEETING PREPARATION AND ATTENDANCE

7. The Board will meet as required, but at least once per quarter.

8. The independent directors will meet as required, without the non-independent directors and members of management, but at least once per quarter.

9. In connection with each meeting of the Board and each meeting of a committee of the Board of which a director is a member, each director will:

(a) review the materials provided to the directors in connection with the meeting and be prepared for the meeting; and

(b) attend each meeting, in person, by telephone conference or other electronic means, to the extent practicable.

MANAGEMENT OF BOARD AFFAIRS

10. The Board will:

(a) develop a process for the orientation and education of new members of the Board;

(b) support continuing education opportunities for all members of the Board;

(c) assess the participation, contributions and effectiveness of the Chairman and individual board members on a biennial basis;

(d) monitor the effectiveness of the Board and its committees and the actions of the Board as viewed by the individual directors and management;

(e) establish the committees of the Board it deems necessary to assist it in the fulfillment of its mandate; and

(f) disclose on an annual basis, the mandate, composition of the Board and its committees.

CURRENCY OF THE MANDATE

This mandate was last revised and approved by the Board on February 23, 2021.

Schedule "B"

CODE OF BUSINESS ETHICS AND CONDUCT

BURCON NUTRASCIENCE CORPORATION

CODE OF BUSINESS ETHICS AND CONDUCT

1. Purpose and Application

Burcon NutraScience Corporation (the "Corporation") is committed to maintaining high standards of integrity and accountability in conducting its business while at the same time seeking to grow its business and value. This code of business ethics and conduct (the "Code") provides a framework of guidelines and principles to govern and encourage ethical and professional behaviour in conducting our business.

This Code applies to all directors, officers and employees of the Corporation and its subsidiaries ("representatives"). The guidelines set out in this Code may be further supplemented by specific corporate, divisional or departmental policies. As with all guidelines or principles, you are expected to use your own judgement and discretion, having regard to these standards, to determine the best course of action for any specific situation. If you are unsure about a particular situation or course of action, please speak to the legal department of the Corporation.

The Code sets forth
such standards as are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in the reports and documents that the Corporation files with, or submits to, securities regulatory authorities and in other public communications made by the Corporation; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and accountability for adherence to the Code.

2. Conflicts of Interest

It is our policy to ensure the Corporation's best interests are paramount in all of our dealings with customers, suppliers, contractors, competitors, existing and potential business partners and other representatives and are conducted in a manner that avoids any actual or potential conflicts of interest.

In general, a conflict of interest exists where a representative's personal interests interfere with his or her ability to act in the best interests of the Corporation. Conflicts of interests may exist in any situation where your ability to act objectively, or in the best interests of the Corporation, are influenced. These include the receipt of improper personal benefits by you or your family and friends as a result of your position with the Corporation. Improper personal benefits could be in the form of bribes, kickbacks or other advantages for the purposes of influencing a business decision.

Full and timely disclosure of any actual or potential conflict of interest is very strongly encouraged. Proper disclosure provides an opportunity to obtain advice from the appropriate level of management and to resolve actual or potential conflicts of interests in a timely and effective manner. Employees should promptly disclose to their supervisor any material transaction or relationship that reasonably could be expected to give rise to a potential or actual conflict of interest. Directors and officers shall disclose any potential conflicts of interest in writing to the board of directors for review in accordance with applicable law.

3. Protection and Use of the Corporation's Assets and Opportunities

All representatives are responsible for protecting the Corporation's assets from improper use including fraud, theft and misappropriation. It is the Corporation's policy to protect its assets and promote their efficient use for legitimate business purposes. This requires proper documentation (which is timely, accurate and complete) and appropriate use of discretion. Corporation assets should not be wasted through carelessness or neglect nor appropriated for improper personal use. Proper discretion and restraint should always govern the personal use of the Corporation's assets.

4. Corporate Opportunities

The benefit of any business venture, opportunity or potential opportunity resulting from your employment with the Corporation should not be appropriated for any improper personal advantage. As employees, officers and directors, a duty is owed to the Corporation to advance its legitimate interests when the opportunity to do so arises.

5. Confidentiality of Corporate Information

Information is a key asset of the Corporation. It is our policy to ensure that the Corporation's proprietary and confidential information, including information that has been entrusted to the Corporation by others, is adequately safeguarded. All confidential information, including information about the Corporation's business, suppliers, intellectual property, opportunities, products, customers, assets and competitors, should be duly protected from advertent or inadvertent disclosure. Confidential information should be marked or identified as being confidential whenever practicable and should be disclosed only when properly authorized or required by law or stock exchange requirements.

6. Safe and Respectful Environment

It is important to the Corporation that representatives are able to carry out their responsibilities of their position in a safe and respectful environment free of discrimination, harassment or bullying.  Representatives should comply with policies of the Corporation dealing with anti-discrimination and anti-harassment in the workplace.

7. Fair Dealing with Other People and Organizations

All business dealings undertaken on behalf of the Corporation should be conducted in a manner that preserves our integrity and reputation. It is the Corporation's policy to seek to avoid misrepresentations of material facts, manipulation, concealment, abuse of confidential information or any other illegal practices in dealing with the Corporation's security holders, customers, suppliers, competitors and employees.  Representatives communicating on behalf of the Corporation using electronic means should comply with all existing policies including the Corporation's IT Policy which includes, guidelines and restrictions on the use of social media by representatives when representing the Corporation.

8. Complying with the Law

The Corporation strives to ensure that its business is conducted in all material respects in accordance with all applicable laws, stock exchange rules and securities regulations. This includes compliance with applicable antitrust/competition, privacy, labour, human rights, environmental and securities laws in all material respects.

Specifically, it is also our policy to seek to comply with all applicable securities laws and regulations to ensure that material information that is not generally available to the public ("inside information") is disclosed in accordance with law. This includes implementation of policies and procedures, as set out in our Insider Trading Policy, to protect against the improper use or disclosure of inside information, including the improper trading of securities while in possession of inside information.

Applicable securities laws require the Corporation to disclose certain information in various reports and documents that the Corporation must file or submit to securities regulatory authorities. In addition, from time to time, the Corporation makes other public communications, such as issuing press releases. The Corporation has a responsibility to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to securities regulatory authorities and in other public communications.

9. Reporting of Illegal or Unethical Behaviour

The Corporation strives to foster a business environment that promotes integrity and deters unethical or illegal behaviour. It is our responsibility to monitor and to ensure compliance with the guidelines set out in this Code, including compliance in all material respects, with all applicable financial reporting and accounting requirements applicable to the Corporation. Concerns or complaints in this regard may be reported by anonymous submission to the Chair of the Audit Committee of the Board of Directors in connection with unethical or illegal behaviour, including questionable accounting, internal accounting controls or auditing matters involving the Corporation. Representatives should follow the Corporation's Whistleblower Policy and the procedures contained in the policy for all reports.

10. Compliance

It is the role of the Board of Directors to monitor compliance with the Code. Disciplinary measures may be taken against any representative who authorizes, directs, approves or participates in any violation of a provision of this Code. These measures will depend upon the circumstances of the violation and may range from formal sanction or reprimand to dismissal from employment.  Consideration will be given to whether or not a violation was intentional, as well as to the level of good faith shown by a representative in reporting the violation or in cooperating with any resulting investigation or corrective action. In addition, persons who violate the law during the course of their employment are subject to criminal and civil penalties, as well as payment of civil damages to the Corporation or third parties.  A Director or officer who violates this Code may be asked to resign or may not be nominated for re-election.

The terms of this Code are not intended to give rise to civil liability on the part of the Corporation, its directors or officers, shareholders, security holders, customers, suppliers, competitors, employees or other persons, or to any other liability whatsoever.

11. Currency of Code

This Code of Business Ethics and Conduct was approved by the Board of Directors on October 26, 2005 and amended on February 24, 2011, August 30, 2011, September 12, 2012 and February 23, 2021. The Board of Directors may amend the Code from time to time.

I acknowledge that I have read and understand the Code of Business Conduct and Ethics of Burcon NutraScience Corporation and agree to conduct myself in accordance with the Code.

Name:  ____________________________________

Signature:  ____________________________________

Date:  ____________________________________